UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

DATED MARCH 6, 2015

[    ], 2015

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on April 29, 2015 at 10:00 a.m. local time at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We also will provide a report on our Company, including an update on the proposed separation of our publishing business and its affiliated digital platforms from our broadcasting and digital businesses, the accelerated growth of our digital portfolio with the acquisition of the remaining 73% interest in Cars.com and other progress we’ve made on our strategic plan. We will also entertain questions of general interest to shareholders.

2014 was a transformative year in which we fundamentally changed the composition of our Company through the integration of our new TV stations from Belo Corp. and London Broadcasting, as well as our acquisition of full ownership of Cars.com, creating three businesses with scale (Broadcasting, Digital and Publishing), each highly profitable and a true leader in its respective industry. These changes paved the way for the announcement of our plan to separate our publishing business and its affiliated digital platforms from our broadcasting and digital businesses in order to create two publicly traded companies with impressive scale and financial strength.

At the same time, we continue to build on the strong journalistic traditions so crucial to our business while continuing to enhance and advance the deep connections we have with our audiences and communities – always focusing on delivering value to our shareholders.

We are proud of the successful efforts made by our more than 30,000 employees in driving Gannett’s continuing transformation, finding new ways to engage audiences in today’s multi-platform environment and enhancing our alignment with the evolving needs of consumers and advertisers.

Thank you for your continued support.

Cordially,

Marjorie Magner

Chairman of the Board

Gracia C. Martore

President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

DATED MARCH 6, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2015

To Our Shareholders:

The 2015 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. local time on April 29, 2015 for the following purposes:

(1)	to consider and act upon a proposal to elect ten director nominees to the Company’s Board of Directors to hold office until the Company’s 2016 Annual Meeting of Shareholders;

(2)	to consider and act upon a Company proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year;

(3)	to consider and act upon a Company proposal to amend the Company’s Third Restated Certificate of Incorporation to impose certain ownership and transfer restrictions on the Company’s stock that are desirable to enhance the Company’s ability to remain compliant with FCC regulations;

(4)	to consider and act upon a Company proposal to approve the performance measures specified in the Company’s amended and restated 2001 Omnibus Incentive Compensation Plan, as described in the accompanying Proxy Statement;

(5)	to consider and act upon a Company proposal to approve, on an advisory basis, the compensation of our named executive officers;

(6)	to consider a non-binding shareholder proposal regarding vesting of equity awards of senior executives upon a change of control, if properly presented before the Annual Meeting; and

(7)	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

The Board of Directors has set the close of business on March 2, 2015 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD IF YOU RECEIVED ONE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Todd A. Mayman

Senior Vice President

General Counsel and Secretary

McLean, Virginia

[•], 2015

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about [•], 2015.

GANNETT

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

GANNETT

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

[•], 2015

GENERAL INFORMATION

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2015 Annual Meeting of Shareholders to be held on April 29, 2015 at 10:00 a.m. local time at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what proposals am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of the ten director nominees nominated by the Board of Directors, each to hold office until the Company’s 2016 Annual Meeting of Shareholders;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

Proposal 3—FOR the approval of the amendment to the Company’s Third Restated Certificate of Incorporation to impose certain ownership and transfer restrictions on the Company’s stock that are desirable to enhance the Company’s ability to remain compliant with FCC regulations;

Proposal 4—FOR the approval of the performance measures specified in the Company’s amended and restated 2001 Omnibus Incentive Compensation Plan;

Proposal 5—FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement; and

Proposal 6—AGAINST the non-binding shareholder proposal described in Proposal 6;

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones

Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 22, 2015. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 2, 2015, which is the record date for the Annual Meeting (the “Record Date”), then you may attend and vote at the meeting. Please bring proof of your common stock ownership, such as a current brokerage statement, and photo identification. If you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

At the close of business on the Record Date, we had approximately 227,807,029 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the effect of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

How can I get electronic access to the proxy materials?

This Proxy Statement and the Company’s 2014 Annual Report may be viewed online on the Company’s investor relations website at www.investors.gannett.com. You can also elect to receive an email that will provide an electronic link to future annual reports and Proxy Statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at www.investors.gannett.com. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1, the proposal to amend the Company’s Third Restated Certificate of Incorporation described in Proposal 3, the proposal to approve the performance measures specified in the Company’s amended and restated 2001 Omnibus Incentive Compensation Plan described in Proposal 4, the non-binding advisory vote described in Proposal 5 and the non-binding shareholder proposal described in Proposal 6). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm, approval of the performance measures specified in the Company’s amended and restated 2001 Omnibus Incentive Compensation Plan, the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement and the shareholder proposal described in Proposal 6 each require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Approval of the amendment to the Company’s Third Restated Certificate of Incorporation requires the affirmative vote of the majority of the shares entitled to vote at the meeting, whether or not present or represented by proxy. Abstentions, if any, will have no effect on the election of any director, but will have the same effect as votes “against” each of the other five proposals.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment Plan or 401(k) Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2016 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2016 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by [•], 2015. A shareholder who wishes to present a proposal or nomination at the Company’s 2016 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than December 31, 2015 and no later than January 20, 2016. The Company’s By-laws require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2015 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2015 Annual Meeting, during normal business hours, for a period of ten days before the 2015 Annual Meeting and during the 2015 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2014 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the

Company’s 2014 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2014 Annual Report?

A copy of our 2014 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2014 Annual Report over the Internet, at www.investorelections.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-870-3684, or by email at paper@investorelections.com. Please put “GCI Materials Request” in the subject line and include the 11-digit control number presented on the Notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you also may have the opportunity to receive copies of our 2014 Annual Report electronically. Please check the information in the proxy materials provided by your bank, broker or other intermediary.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2014 Annual Report and 2014 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of ten directors. The Board of Directors held eight meetings during 2014. Each director attended at least 75% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2014. All directors then serving on the Board attended the 2014 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2015 Annual Meeting will serve one-year terms. The Board, upon the recommendation of its Nominating and Public Responsibility Committee has nominated the following nominees, each of whom the Board believes will be available and able to serve as directors: John E. Cody, Howard D. Elias, Lidia Fonseca, John Jeffry Louis, Marjorie Magner, Gracia C. Martore, Scott K. McCune, Susan Ness, Tony A. Prophet, and Neal Shapiro. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2015 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees for election to serve as directors of the Company until the Company’s 2016 Annual Meeting and until their successors are elected and qualified.

BOARD LEADERSHIP STRUCTURE

Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications and relations between the Board, the CEO and other senior leaders of the Company. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our shareholders.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•

serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board believes that evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership. In addition, the Company has implemented an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls and the Executive Compensation Committee reviews risks relating to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Executive Compensation Committee has reviewed the Company’s executive compensation program and has concluded that the program does not create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long term profitability and shareholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that all of our current directors other than Gracia C. Martore are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Ms. Martore’s role as President and CEO) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2014, and will meet in executive sessions as appropriate throughout 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since December 30, 2013, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board will consider any other future transactions involving the Company, on the one hand, and any of its officers or directors, on the other hand, on a case-by-case basis, and any such approved transaction involving a director will be considered in assessing his or her independence.

CORPORATE GOVERNANCE

The Board and the Company have instituted strong corporate governance practices, a number of which are described above, to ensure that the Company operates in ways that support the long-term interests of our shareholders. Other important corporate governance practices of the Company include the following:

•	All of our directors are elected annually.

•	We do not have a shareholder rights plan (poison pill) in place.

•	Nine of our ten directors are independent.

•	We have a robust shareholder engagement program.

•	We separate the positions of Chairman and CEO and have an independent Chairman.

•	We have a majority vote standard for director elections in an uncontested election and a director resignation policy.

•	We have a single class share capital structure with all shareholders entitled to vote for director nominees.

•	Our directors and senior executives are subject to stock ownership guidelines.

•	Our equity plans prohibit option repricing without shareholder approval.

•	The Board is subject to an annual performance evaluation.

•	Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

•	We maintain a clawback policy.

•	We maintain an anti-hedging policy.

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

INFORMATION ABOUT DIRECTORS

The Nominees

The following director nominees are currently serving on the Board and have been unanimously nominated by the Board on the unanimous recommendation of the Nominating and Public Responsibility Committee of the Board to stand for re-election at the 2015 Annual Meeting for a one-year term. The principal occupation and business experience of the Board’s nominees, including the reasons the Board believes each of them should be re-elected to serve another term on the Board, are described below.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

John E. Cody

Mr. Cody, 68, served as Executive Vice President and Chief Operating Officer of Broadcast Music, Inc. from November 2006 until his retirement in November 2010. Previously, he served as BMI’s Senior Vice President and Chief Financial Officer from 1999 to 2006. Before joining BMI, he served as Vice President/Controller of the Hearst Book Group and Vice President/Finance and Chief Financial Officer for the U.S. headquarters of LM Ericsson. He is also a director of the Tennessee Performing Arts Center. Mr. Cody has financial expertise, significant management, leadership and operational experience in the areas of licensing, information technology, human resources, public policy, business development and implementing enterprise-wide projects, and broad business experience in the music broadcast, publishing and telecommunications industries from the various senior leadership positions he held with BMI, Hearst and Ericsson. He has served as a Gannett director since 2011.

Howard D. Elias

Mr. Elias, 57, is President and Chief Operating Officer, EMC Global Enterprise Services. Previously, he served as President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013; President, EMC Global Services and Resource Management Software Group; and Executive Vice President, EMC Corporation from September 2007 to September 2009; and Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007. Mr. Elias has extensive management, leadership and operational expertise in cloud computing, supply chain, marketing, corporate development and managing global customer support and other service organizations, and broad global business experience in information technology services and management as a result of the various senior leadership positions he has held with EMC, Hewlett-Packard Company, Compaq, Digital, AST Research and Tandy Corporation. He has served as a Gannett director since 2008.

Lidia Fonseca

Ms. Fonseca, 45, is Chief Information Officer and Senior Vice President of Quest Diagnostics, a position she has held since April 2014. Previously, she served as Chief Information Officer and Senior Vice President of Laboratory Corporation of America (LabCorp) from 2008 to 2013. Ms. Fonseca was identified by a search firm retained by the Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. Subsequent to Ms. Fonseca’s interview with the members of the Committee, our Chairman and our President and Chief Executive Officer, the Committee considered Ms. Fonseca’s qualifications and experience in accordance with its charter mandate and unanimously recommended that she be elected to our Board based on her extensive expertise in data analytics, automation, building outstanding client experiences, overseeing strategic transformations, and leading strategic information technology operations as a result of the various senior leadership positions she has held in supply chain management and information technology with LabCorp, Synarc Inc. and Philips Healthcare. Our Board elected Ms. Fonseca as a Gannett director effective as of July 1, 2014.

John Jeffry Louis

Mr. Louis, 52, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of The Olayan Group, S.C. Johnson and Son, Inc., and chairman of the board of the U.S./U.K. Fulbright Commission. Mr. Louis has financial expertise, substantial experience in founding, building and selling companies and in investing in early stage companies from his years of experience in the venture capital industry as a leader of Parson Capital and as an entrepreneur who has founded a number of companies. He has served as a Gannett director since 2006.

Marjorie Magner

Ms. Magner, 65, was named the Chairman of Gannett in October 2011 and is the Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets that was founded in January 2007. She was Chairman and CEO of Citigroup’s Global Consumer Group from 2003 to 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. Ms. Magner currently serves as a director of Accenture Ltd. and Ally Financial Inc. Ms. Magner has financial expertise, extensive management, leadership and global operating experience in retail banking, consumer finance and credit cards, and in executing strategic transactions in the consumer finance industry as a result of the various senior leadership positions she has held with Citigroup and CitiFinancial. She has served as a Gannett director since 2006.

Gracia C. Martore

Ms. Martore, 63, became President and Chief Executive Officer and a director of Gannett in October 2011. She served as President and Chief Operating Officer from February 2010 until October 2011. She was Executive Vice President and CFO of Gannett from 2006 to 2010, and served as Senior Vice President and CFO from 2003 to 2006. She has served the Company in various other executive capacities since 1985. Ms. Martore is also a director of MeadWestvaco Corporation, FM Global and The Associated Press and a member of the Board of Trustees of The Paley Center for Media. Ms. Martore has financial expertise, broad business experience and extensive management, leadership and operational expertise in, and intimate knowledge of, all aspects of the Company’s business, as well as close working relationships with the Company’s senior leadership team as a result of her almost 30 years of experience in a variety of senior leadership roles with the Company.

Scott K. McCune

Mr. McCune, 58, is the CEO of McCune Sports & Entertainment Ventures, a consulting firm focused on the business of sports and entertainment. Prior to his retirement in March 2014, Mr. McCune spent 20 years at The Coca-Cola Company serving in a variety of roles, including Vice President, Global Partnerships and Experiential Marketing from 2012 to 2014; Vice President, Integrated Marketing from 2005 to 2011; Vice President, Worldwide Sports & Entertainment Marketing and Vice President, Worldwide Media from 2002 to 2004. He also spent 10 years at Anheuser-Busch Inc. where he held a variety of positions in marketing and media. Mr. McCune has extensive expertise in all aspects of consumer marketing including worldwide media, licensing, and sports and entertainment marketing strategies, creating marketing partnerships, activating global marketing platforms (e.g., The Olympic Games) and building and leading a global consumer marketing team as a result of the various senior leadership roles that he has held with The Coca Cola Company and Anheuser-Busch Inc. He has served as a Gannett director since 2008.

Susan Ness

Ms. Ness, 66, is a Senior Fellow at the Center for Transatlantic Relations at John Hopkins University’s School of Advanced International Studies (SAIS), and a principal of Susan Ness Strategies, a communications policy consulting firm, which she founded in 2002. She is also a Trustee of the Committee for Economic Development (CED) and an Affiliated Expert of the Information Technology and Innovation Foundation (ITIF). She served as a commissioner of the Federal Communications Commission from 1994 to 2001. From 2005 to 2007, she was the founding president and CEO of

GreenStone Media, LLC, which produced talk programming targeting women audiences for syndication on radio and other platforms. She has served on the Board of Vital Voices Global Partnership since 2011, and from 2011 to 2014 she served on the J. William Fulbright Foreign Scholarship Board (Vice Chair in 2012 and 2013). Ms. Ness previously served on the board of LCC International, Inc. from 2001 to 2008, and on the post-bankruptcy board of Adelphia Communications Corp. from 2003 to 2007. Ms. Ness has extensive experience and expertise in global communications issues, setting and implementing communications policy, particularly with respect to global and domestic spectrum policy matters, negotiating communications-related treaties, facilitating the deployment of new communications technologies and advising communications companies from her service as an FCC commissioner, and as principal executive at GreenStone Media, LLC and Susan Ness Strategies. She has served as a Gannett director since 2011.

Tony A. Prophet

Mr. Prophet, 56, is Corporate Vice President, Windows and Search Marketing, of Microsoft Corporation, a position he has held since February 2015. He served as Corporate Vice President, Windows Marketing, from May 2014 to February 2015. Prior to joining Microsoft, Mr. Prophet served as Senior Vice President of Operations, Printing and Personal Systems at Hewlett-Packard Company from 2012 to 2014 and as Senior Vice President of Supply Chain Operations, Personal Systems Group, Hewlett-Packard Company from 2006 until 2012. Mr. Prophet has extensive leadership experience and broad operational expertise in brand strategy, product pricing and marketing, creating, managing and optimizing global supply chains, and developing new technologies and businesses as a result of the various positions he has held with Hewlett-Packard Company, United Technologies Corporation, Honeywell International, Inc., Booz Allen Hamilton, Inc., and General Motors Company. He has served as a Gannett director since 2013.

Neal Shapiro

Mr. Shapiro, 57, is President and CEO of the public television company WNET which operates three public television stations in the largest market in the country: Thirteen/WNET, WLIW and NJTV. Before joining WNET in February 2007, Mr. Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also serves on the Board of Directors of the Public Broadcasting Service (PBS), the Investigative News Network (INN), the Board of Trustees at Tufts University and the alumni board of the Communications and Media Studies program at Tufts University. Mr. Shapiro has extensive experience and expertise in broadcasting, news production and reporting, journalism and First Amendment issues and has successfully built and lead global news organizations as a result of the various senior leadership roles that he has held with WNET and NBC. He has served as a Gannett director since 2007.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Executive Committee, Executive Compensation Committee, Nominating and Public Responsibility Committee, and Transformation Committee. The current members of each committee are as follows:

	Audit Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee	Transformation Committee

John E. Cody	Chair	X

Howard D. Elias		X	Chair		X

Lidia Fonseca(1)			X

John Jeffry Louis	X				Chair

Marjorie Magner	X	Chair	X

Gracia C. Martore		X			X

Scott K. McCune			X		X

Susan Ness	X			X

Tony A. Prophet				X	X

Neal Shapiro		X		Chair

(1)	Ms. Fonseca was appointed to the Executive Compensation Committee on February 25, 2015.

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that John E. Cody is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met nine times in 2014.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee did not meet in 2014.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s CEO and other senior executives, including members of the Gannett Leadership Team and other Company and divisional officers. The Committee also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) disclosures contained in the Company’s Proxy Statement, and for making a recommendation as to whether the CD&A disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. The Board of Directors has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met six times in 2014.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for approving equity grants to our senior executives. The Committee historically has delegated to the CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior leadership level who are less familiar to the Committee.

Under its charter, the Committee may, in its sole discretion, retain or obtain advice of a compensation consultant, independent legal counsel or other adviser. The Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any such consultant, counsel or adviser, as determined by the Committee. In selecting a consultant, counsel or adviser, the Committee evaluates its independence by considering the following six factors and any other factors the Committee deems relevant to the adviser’s independence from management:

•	Provision of other services to the Company by the person that employs the consultant;

•	Amount of fees paid by the Company to the person that employs the consultant, as a percentage of that person’s total revenue;

•	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest;

•	Any business or personal relationship between the consultant and any member of the Committee;

•	Ownership by the consultant of the Company’s stock; and

•	Any business or personal relationship between the consultant, or any person that employs the consultant and any executive officer of the Company.

From November 2007 through July 2014, the Committee retained Pearl Meyer & Partners (PM&P) as its consultant to advise it on executive compensation matters. After considering the above six factors, the Committee determined that PM&P was an independent compensation consultant in accordance with applicable SEC and NYSE rules.

PM&P participated in Committee meetings as requested by the chairman of the Committee and communicated directly with the chairman of the Committee outside of meetings. During the term of its engagement, PM&P (i) participated in Committee executive sessions without management present to assist in analyzing executive compensation practices and trends, the appropriate relationship between pay and performance and other relevant compensation-related matters, and (ii) reviewed the CD&A and other compensation related disclosures contained in the Company’s Proxy Statements.

Beginning in August 2014, the Committee retained Meridian Compensation Partners, LLC (Meridian) as its sole consultant to advise it on executive compensation matters. Meridian previously provided executive compensation services and advice to the Company for which it has received customary fees. After considering the six factors used by the Committee to evaluate independence, the Committee determined that Meridian is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

Meridian participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. Since its retention, Meridian specifically has provided the following services to the Committee:

•

Participated in Committee executive sessions without management present to assist in analyzing executive compensation practices and trends, the appropriate relationship between pay and performance and other relevant compensation-related matters;

•	Consulted with management and the Committee regarding market data used as a reference for pay decisions;

•

Participated in the design and construction of the Gannett Leadership Team Transition Severance Plan, which was adopted by the Committee in connection with the potential spin-off of the Company’s publishing business into a new, independent, publicly-traded company;

•	Participated in the design of the Company’s 2015 equity award program and recommended policy and plan changes commencing in 2015, including changes relating to the shareholder proposal concerning

•	the vesting of equity awards in the event of a change in control;

•

Assisted in shareholder outreach and on matters that arose in connection with the shareholder proposal relating to vesting of equity awards that was presented at the 2014 Annual Meeting and proposed again this year, and provided reports and advice on the same; and

•	Reviewed the CD&A section of this Proxy Statement.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met three times in 2014.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. The Committee has retained a search firm to assist in the identification of potential director nominee candidates based on criteria specified by the Committee and in evaluating and pursuing individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2016 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 19, 2016. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

The By-laws of the Company establish a mandatory retirement age of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

In May 2014, Mr. Prophet left his employment with Hewlett-Packard Company to join Microsoft Corporation. In accordance with the procedures outlined in the Company’s Principles of Corporate Governance, Mr. Prophet offered to submit a letter of resignation to the Committee for consideration. The Committee recommended that the Board not accept Mr. Prophet’s offer to resign, and the Board accepted the Committee’s recommendation. It was the sense of the Committee, and the Board more generally, that Mr. Prophet’s new role with Microsoft Corporation would enhance the significant business and operational experience he contributes to the Board.

TRANSFORMATION COMMITTEE

The Transformation Committee assists the Board of Directors in its oversight of the Company’s strategic plan. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s overall strategy and the operational plans and initiatives in support of that strategy. This Committee met three times in 2014.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Executive Compensation Committee, the Nominating and Public Responsibility Committee, and the Transformation Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page under the Investor Relations menu of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the Investor Relations menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page under the Investor Relations menu of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent registered public accounting firm. The Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2013 and 2014, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“EY”), billed the Company the following fees and expenses:

	2013	2014
Audit Fees—Gannett(1)	$3,790,000	$4,609,000
Audit Fees—Acquisitions(2)	$464,000	$200,000

Audit Fees(1)	$4,254,000	$4,809,000
Audit-Related Fees(3)	$170,000	$1,280,000
Tax Fees(4)	$435,000	$235,000
All Other Fees(5)	$0	$0

Total(6)	$4,859,000	$6,324,000

(1)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q, and statutory audits required internationally. The Audit Fees for 2014 include amounts for audit procedures performed in respect of the former Belo television stations and Cars.com in support of the Company’s integrated audit. Fees for CareerBuilder, LLC for audit services in 2013 and 2014 were $645,000 and $675,000, respectively.

(2)	The 2013 fees for audit services shown in this row relate to services provided by EY in connection with the Company’s acquisition of Belo, and the 2014 fees relate to services provided by EY in connection with the Company’s acquisition of the remaining 73% interest in Classified Ventures, LLC, the owner of Cars.com, and London Broadcasting Company.

(3)	Audit-Related Fees principally relate to professional services rendered in connection with the audit of the financial statements to be issued in connection with the announced plans for the separation of the publishing business from the broadcasting and digital businesses and the audits of employee benefit plans. All of these services were pre-approved by the Audit Committee as described below.

(4)	Tax Fees principally relate to tax planning services and advice in the U.S. and the U.K. All of these services were pre-approved by the Audit Committee as described below.

(5)	No services were rendered during either 2013 or 2014 that would cause EY to bill the Company amounts constituting “All Other Fees.”

(6)	The total fees reflected above for 2013 and 2014 include amounts for CareerBuilder, LLC, in which the Company holds a 52.9% controlling interest. These fees total $645,000 and $675,000 for 2013 and 2014, respectively, and represent 100% of the amounts billed by EY related to services provided to CareerBuilder, LLC, although the Company’s actual share is 52.9% of the total CareerBuilder, LLC fees.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all EY services periodically throughout the year and discusses such services with management and EY. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by EY to its Chair, John E. Cody. Mr. Cody may pre-approve up to $100,000 in services provided by EY, in the aggregate at any one time, without consultation with the full Audit Committee, provided he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2014 audited financial statements, the Audit Committee received from EY written disclosures regarding EY’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between EY and the Company that might bear on EY’s independence, and has discussed with EY its independence. The Audit Committee considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence. EY stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with EY various matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, EY’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of EY to review and discuss the Company’s audited financial statements for the fiscal year ended December 28, 2014. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with EY regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2014 fiscal year, and the Board has approved that recommendation.

Audit Committee

John E. Cody, Chair

John Jeffry Louis

Marjorie Magner

Susan Ness

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 27, 2015. EY also served as the Company’s independent registered public accounting firm for our 2014 fiscal year. The Board of Directors is submitting the appointment of EY as the Company’s independent registered public accounting firm for shareholder ratification at the 2015 Annual Meeting.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of EY is expected to be present at the 2015 Annual Meeting. The EY representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of EY as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EY, but in its discretion may choose to retain EY as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The approval of this Proposal 2 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote. Your bank, broker or other intermediary may vote without your instructions on this proposal.

PROPOSAL 3—APPROVAL OF AMENDMENT TO THE THIRD RESTATED CERTIFICATE OF INCORPORATION

Introduction

The Federal Communications Commission (“FCC”) has promulgated certain rules and regulations that limit the ownership of radio and television broadcast stations, television broadcast networks and daily newspapers (the “Broadcast Ownership Rules”). Among other restrictions, the Broadcast Ownership Rules prohibit a person or entity from having an “attributable” ownership or positional interest in a broadcast station and a daily newspaper published in the same market. In addition, the Broadcast Ownership Rules limit the number of radio and/or television stations in which a person or entity may hold attributable interests. For purposes of the Broadcasting Ownership Rules, any shareholder with a 5% or greater voting interest in two entities (a “Common Interest Holder”) will be deemed to hold an attributable interest in both entities. The effect of the Broadcast Ownership Rules is to limit the strategic business opportunities of a broadcast company if it shares a Common Interest Holder with a company that owns, operates, or holds attributable interests in daily newspapers or radio or television broadcast stations. With few exceptions, the FCC will not renew existing licenses or grant new licenses to a broadcast company in violation of the Broadcast Ownership Rules.

In addition, the Communications Act of 1934, as amended, restricts foreign investors, such as non-U.S. citizens or corporations or partnerships organized or formed under the laws of a foreign nation, from owning or voting more than 20% of the capital stock of a broadcast license holder, or more than 25% of the capital stock of an entity that directly or indirectly controls a broadcast license holder (the “Foreign Ownership Limitations”). With few exceptions, the FCC will not renew existing licenses or grant new licenses to a broadcast company in violation of the Foreign Ownership Limitations.

Approval of the amendment to the Company’s Third Restated Certificate of Incorporation requires the affirmative vote of the majority of the shares entitled to vote at the Annual Meeting, whether or not present or represented by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the proposal to approve the Amendment to the Third Restated Certificate of Incorporation.

Purpose and Summary of the Proposed Amendment

The proposed amendment to the Company’s Third Restated Certificate of Incorporation (the “Amendment”), which is similar to provisions included in the organizational documents of numerous other media companies, is intended to reduce the risk that a shareholder’s ownership or proposed ownership of the Company’s capital stock does not comply with FCC regulatory limitations and thereby limits the Company’s flexibility to pursue acquisitions and operate without interruption in strategic markets. Without the Amendment, FCC regulatory limitations may have the effect of limiting the Company’s activities or opportunities both generally and in connection with the announced plans for the separation and distribution of the Company’s publishing business to the Company’s shareholders, for example by potentially limiting the Company’s ability to receive or renew licenses or acquire broadcast stations, whether pursuant to existing purchase options or otherwise, in markets where newspapers or broadcast stations owned by other companies are or will be operated. The Amendment reduces this risk by granting the Company the ability to, among other things, suspend certain rights of shareholders (including voting rights), restrict transfers of the Company’s capital stock or redeem shares of the Company’s capital stock (but the Company generally may not exercise this redemption remedy unless the suspension and transfer restriction remedies would be insufficient to prevent or cure the situation which causes or could cause the applicable FCC regulatory limitation). The Amendment also generally allows the Company to take these actions if a person does not provide, within 15 days after the Company’s request, information requested by the Company to determine whether a person’s ownership or proposed ownership could result in a FCC regulatory limitation or to ensure compliance with regulatory reporting requirements.

The foregoing summary of the Amendment is qualified in its entirety by the complete text of the Amendment, the final form of which is attached as Appendix A to this Proxy Statement.

PROPOSAL 4—APPROVAL OF PERFORMANCE MEASURES SPECIFIED IN THE COMPANY’S AMENDED AND RESTATED 2001 OMNIBUS INCENTIVE COMPENSATION PLAN

Introduction

The Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010) (the “2010 Plan”) is used to grant annual and long-term incentive compensation to employees and directors of the Company. The 2010 Plan permits the Executive Compensation Committee (the “Committee”) to make awards that are intended to be exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) by satisfying the requirements of “performance-based compensation” as defined in the U.S. Treasury Regulations under Section 162(m). The 2010 Plan specifies the performance measures the Committee may use to make performance-based awards under Section 162(m). Shareholders’ re-approval of the performance measures in the 2010 Plan is necessary to ensure that the 2010 Plan continues to meet certain requirements under Section 162(m) so that the Company may deduct performance-based awards paid to its Chief Executive Officer and each of its other three most highly-paid executive officers, other than the Chief Financial Officer. Gannett has relied upon the “performance-based compensation” rules of Section 162(m) in making awards under the 2010 Plan, and considers the ability to continue to grant annual and long-term performance-based awards intended to be deductible under such rules to be a cost-efficient manner of furthering its strategy for recruiting and retaining key employees and directors and for aligning their interests with the interests of the Company’s shareholders.

Shareholders last approved the 2010 Plan and its performance measures at the 2010 annual meeting, and Gannett is seeking re-approval of the 2010 Plan’s performance measures at this time. This proposal does not seek any amendment of the existing provisions of, or any performance measure contained within, the 2010 Plan. Rather, this proposal is being presented to shareholders solely to address the periodic approval requirements of Section 162(m) described below.

The approval of this Proposal 4 requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the proposal to re-approve the performance measures specified in the 2010 Plan.

Summary of the 2010 Plan

The following is a summary of the material terms and conditions of the 2010 Plan. This summary is qualified in its entirety by the full text of the 2010 Plan, a copy of which has been filed with the SEC as Appendix B to this Proxy Statement.

Recent Changes to the 2010 Plan. The Committee recently adopted changes to the 2010 Plan to:

•	Formalize the Company’s long-standing practice of prohibiting cash buyouts of underwater stock options without shareholder approval; and

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Mandate a one year minimum vesting period for employee equity incentive awards granted on or after January 1, 2016 that are paid and vest solely based on service, provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; (4) for new hire inducement awards or off cycle awards; or (5) to comply with existing contractual rights in effect on the date the change was adopted.

Performance Measures/Section 162(m). The 2010 Plan permits the Committee to make awards that are exempt from the deduction limitations under Section 162(m) because they satisfy the requirements of performance-based compensation. The 2010 Plan lists the performance measures the Committee may use to make performance-based awards under Section 162(m). These performance measures include: (1) earnings per share (basic or diluted); (2) income before income taxes; (3) income from continuing operations; (4) net income or net income attributable to Gannett Co., Inc.; (5) operating income; (6) cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow; (7) EBITDA, or net income attributable to Gannett Co., Inc., before interest, taxes, depreciation/amortization; (8) return measures (including, but not limited to, return on assets, equity, capital or investment); (9) cash flow return on investments, which equals net cash flows divided by owner’s equity; (10) internal rate of return or increase in net present value; (11) dividend payments; (12) gross revenues; (13) gross margins; (14) operating measures such as trends in digital metrics, circulation, television ratings and advertising measures; (15) internal measures such as achieving a diverse workforce; (16) share price (including, but not limited to, growth measures and total shareholder return) and market value; and (17) debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization). This wide range of potential performance goals ensures that the Company can readily adapt to changing business needs. The performance goals the Committee establishes for the performance measures described above which are based on operating results shall be adjusted to take into account the effects of “Extraordinary Items” (as defined below), unless the Committee determines otherwise at the time the performance goals are established.

Any of the above measures may be compared to peer or other companies. Additionally, performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level and performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

“Extraordinary Items” means (1) items presented as such (or other comparable terms) in the Company’s audited financial statements, (2) unusual, special or nonrecurring charges, costs, credits or items of gain or loss (including, without limitation, an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee of the Board or a material litigation judgment or settlement), (3) changes in tax or accounting laws or rules, and/or (4) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the Company’s audited annual financial statements and/or its unaudited quarterly financial statements and the notes thereto or in the “management’s discussion and analysis” section of the financial statements in a periodic report filed with the Securities and Exchange Commission under the Exchange Act. The Committee shall make such adjustments to the performance measurement criteria as shall be equitable and appropriate in order to make the criteria, as nearly as practicable, equivalent to the criteria immediately prior to such transaction or event.

Corporate Governance Provisions. In addition to those implemented in connection with the recent changes described above, the 2010 Plan contains several other provisions intended to make sure that awards under the 2010 Plan comply with established principles of corporate governance. These provisions include:

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No Discounted Stock Options or Stock Appreciation Rights. Absent shareholder approval, stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of the common stock on the date the stock option or stock appreciation right is granted.

•	No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent shareholder approval. This provision applies to both direct repricings – lowering the exercise price of an outstanding stock option or stock appreciation right – and indirect repricings – canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

•	No Evergreen Provision. The 2010 Plan does not contain an “evergreen provision”—there is no automatic provision to replenish the shares of common stock authorized for issuance under the 2010 Plan.

Administration. The 2010 Plan is administered by the Committee. The Committee is composed entirely of independent directors. Subject to the terms of the 2010 Plan, the Committee may grant awards under the 2010 Plan; establish the terms and conditions of those awards; construe and interpret the 2010 Plan and any agreement or instrument entered into under the 2010 Plan; establish, amend or waive rules and regulations for the 2010 Plan’s administration; amend the terms and conditions of any outstanding award as provided in the 2010 Plan; and take all other actions it deems necessary for the proper operation or administration of the 2010 Plan. The Committee may delegate its authority under the 2010 Plan, subject to certain limitations.

Eligibility. Awards may be granted to employees of Gannett, its subsidiaries and affiliates, and directors of Gannett. The Committee decides who should receive awards and what kind of awards they should receive. The 2010 Plan does not limit the number of employees and affiliates who may receive awards. As of the date of this Proxy Statement, Gannett and its subsidiaries and affiliates had 9 non-employee directors and approximately 850 employees eligible to participate in the 2010 Plan.

Authorized Number of Shares. When approved in 2010, the 2010 Plan initially reserved 60.0 million shares of common stock for issuance. As of March 2, 2015, options and other awards were outstanding under the 2010 Plan with respect to 9,141,739 shares of common stock and 36,773,425 shares of common stock were available for future awards under the 2010 Plan (assuming the maximum number of Performance Shares are issued upon vesting). The common stock issued under the 2010 Plan may be authorized but unissued shares or treasury shares.

Share Counting/Reacquired Shares. For purposes of counting the number of shares available for the grant of awards under the 2010 Plan, shares of common stock delivered (whether by actual delivery, attestation, or net exercise) to Gannett by a participant to (1) purchase shares of common stock upon the exercise of an award, or (2) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) shall not be added back to the number of shares available for future awards. In addition, shares of common stock repurchased by Gannett in the open market using the proceeds from the exercise of an award will not be added back to the number of shares available for future awards. If any award under the 2010 Plan is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such award will again be available for grant under the 2010 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

Types of Awards. The Committee may grant the following types of awards under the 2010 Plan: stock options, stock appreciation rights, restricted stock, stock awards, restricted stock units, performance shares, performance units and other equity-based and cash-based awards. Each type of award is subject to a maximum limit on the grant that may be made to any one participant in a fiscal year.

Stock Options. A stock option is the right to purchase one or more shares of common stock at a specified price, as determined by the Committee. The Committee may grant non-qualified stock options and incentive stock options. A stock option is exercisable at such times and subject to such terms and conditions as the Committee determines. No more than 1 million shares of common stock subject to stock options may be granted to any participant in a fiscal year. The exercise price of a stock option will not be less than 100% of the fair market value of a share of common stock on the date that the option is granted. No option will remain exercisable beyond 10 years after its grant date. Incentive stock options may only be granted to employees of Gannett or its affiliates or subsidiaries (provided that the affiliate or subsidiary is a type of entity whose employees can receive such options under the tax rules that apply to such awards), and the maximum number of shares that may be issued under incentive stock options cannot exceed 5,000,000. The Committee has not granted stock options to employees since October 2011 and has no plans to issue stock options in the future.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive an amount in any combination of cash or common stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted freestanding or in tandem with related options. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be not less than the fair market value of a share of common stock on the date the SAR is granted. No SAR will remain exercisable beyond 10 years after its grant date. No more than 1 million shares of common stock may be granted in the form of SARs to any participant in a fiscal year. No SARs have been granted as of the date of this Proxy Statement.

Restricted Stock/Stock Awards. Restricted stock is an award of common stock that is subject to a substantial risk of forfeiture for a period of time and such other terms and conditions as the Committee determines. A stock award is an award of common stock that is not subject to such a risk of forfeiture, but which may be subject to such other terms and conditions as the Committee determines. No more than 500,000 shares of common stock may be granted to any participant in a fiscal year pursuant to stock awards or awards of restricted stock.

Restricted Stock Units. A restricted stock unit is an award whose value is based on the fair market value of the Company’s common stock and whose payment is conditioned on the completion of specified service requirements and such other terms and conditions as the Committee may determine. Payment of earned restricted stock units may be made in a combination of cash or shares of common stock (as determined by the Committee). The maximum aggregate grant of restricted stock units or performance shares that may be awarded to any participant in any fiscal year shall not exceed the value of 500,000 shares of common stock.

Performance Units/Shares and Cash-Based Awards. Performance Units/Shares and Cash Based Awards are other equity-type or cash-based awards that may be granted to participants. These awards may be valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Company’s common stock or other criteria established by the Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Committee determines. Performance goals may include a service requirement. Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of common stock (as determined by the Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period. The maximum aggregate grant of performance shares or restricted stock units that may be awarded to any participant in any fiscal year shall not exceed the value of 500,000 shares of common stock. The maximum aggregate amount of performance units or cash-based awards that may be awarded to any participant in any fiscal year shall not exceed $10,000,000.

Adjustments. In the event of a change in the outstanding shares of common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, repurchase or exchange of common stock or other securities, or other corporate transaction or event, the Committee shall take certain actions to prevent the dilution or enlargement of benefits under the 2010 Plan. These actions include adjusting (1) the number of shares of common stock that may be issued under the 2010 Plan (including the authorized share limitations); (2) the number of shares or price of shares subject to outstanding awards; and (3) the consideration to be paid upon the grant or exercise of any award.

Change in Control. Generally, in the event of a change in control of the Company, as defined in the 2010 Plan, unless otherwise specified in the award agreement, (1) all outstanding options and SARs will become immediately exercisable in full during their remaining term; (2) all restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid out assuming achievement of all relevant target performance goals; (4) all restricted stock units will vest and be paid; and (5) all outstanding cash-based awards shall be accelerated as of the effective date of the change in control (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals), and be paid. The Committee’s policies relating to vesting of awards in the event of a change in control are implemented in the award agreements approved by it from time to time, as more fully described elsewhere in this Proxy Statement, including the Company’s response to Proposal 6 on page 68 of this Proxy Statement.

Transferability of Awards. Except as otherwise provided in an award agreement, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as otherwise provided in an award agreement, during the life of the participant, awards are exercisable only by the participant or such participant’s legal representative.

Provisions for Foreign Participants. The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2010 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment and Termination. The Committee may amend or terminate the 2010 Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant’s consent. No awards may be granted on or after May 4, 2020. Shareholder approval is required for certain amendments to the 2010 Plan.

Federal Income Tax Aspects of the 2010 Plan

This is a brief summary of the United States federal income tax aspects of awards that may be made under the 2010 Plan based on existing U.S. federal income tax laws as of the date of this Proxy Statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the 2010 Plan. It does not describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for Gannett. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). Gannett will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Gannett will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to the restrictions of Section 162(m) of the Internal Revenue Code.

Non-Qualified Options. The grant of a non-qualified stock option will not be a taxable event for the participant or Gannett. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights. There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2010 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock/Stock Awards. A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. The taxation of these awards will depend on the specific terms of the award. Generally, the award of Restricted Stock Units, Performance Units/Shares and Cash-Based Awards will have no federal income tax consequences for Gannett or for the participant. Generally, the payment of the award is taxable to a participant as ordinary income. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the 2010 Plan that are contingent upon shareholder approval of this proposal. Because awards under the 2010 Plan are discretionary, the benefits or amounts that will be received by or allocated to each named executive officer, all current executive officers as a group, all directors who are not executive officers as a group, and all employees who are not executive officers as a group under the 2010 Plan are not presently determinable.

Other Matters

The Committee has broad discretion to determine the type, terms and conditions and recipients of awards granted under the 2010 Plan.

Absent shareholder re-approval of the performance measures specified in the 2010 Plan, the Committee will be limited in its ability to grant performance-based awards under the Plan.

On March 2, 2015, the closing price of the Company’s common stock on the New York Stock Exchange was $35.84 per share.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, who for the 2014 fiscal year were:

Name:	Title:
Gracia C. Martore	President and Chief Executive Officer
Victoria D. Harker	Chief Financial Officer
Robert J. Dickey	President/U.S. Community Publishing
David T. Lougee	President/Broadcasting
John A. (Jack) Williams	President/Gannett Digital Ventures

Executive Summary

This Executive Summary will provide an overview of the following key areas: Committee Responsibilities, Guiding Principles, Compensation-Related Governance Practices, Pay for Performance, Shareholder Return, Say on Pay and Shareholder Engagement.

Committee Responsibilities

The Committee oversees the Company’s executive compensation program and is responsible for:

•	Approving and evaluating the Company’s executive compensation plans, principles and programs;

•	Administering the Company’s equity incentive plans and granting bonuses and equity awards to our senior executives; and

•	Reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives.

Guiding Principles

In making its NEO compensation decisions, the Committee is guided by the following principles:

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Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.” Bonuses should reflect individual and Company performance during the past year and therefore can vary significantly in amount from year to year. On the other hand, long-term equity awards are forward-looking; they are designed primarily to reward future service and performance rather than past performance. As such, equity award amounts (in value, not number of shares) will tend to vary less from year to year.

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Attract, retain and motivate—We are committed to attracting and retaining superior executive talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

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Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to closely align the interests of our executives with those of our shareholders.

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Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. As a key part of our alignment efforts, we expect each of our senior executives to acquire and maintain a meaningful level of investment in Company common stock. The required levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board. Our senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their pay grade base salary range midpoint (shares acquired are valued at the market price of the stock on the date they were acquired, except that shares acquired before November 2008 are valued at the average market price of the stock between October 2000 and October 2008).

The following table reflects the minimum guideline for each NEO and the progress each NEO has made towards meeting the minimum guideline as of December 31, 2014, based on the closing price of a share of Company stock on such date. Other than Ms. Harker, who joined the Company in July 2012 and has five years from that date to meet her minimum guideline, all of the NEOs have exceeded the guidelines.

Executive	Minimum Multiple of Salary Midpoint	Multiple of Salary Midpoint Achieved as of 12/31/2014
Ms. Martore	5X	15.2X
Ms. Harker	4X	1.9X
Mr. Dickey	3X	7.9X
Mr. Lougee	3X	4.1X
Mr. Williams	3X	5.6X

The minimum guideline amount is two times for other key senior executives of the Company. We recently modified the Company’s stock ownership guidelines to require that executives hold all shares they receive from the Company as compensation (net of required tax withholdings) until they have met the stock ownership guidelines detailed above.

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Pay competitively—We are committed, as a leader in our industry, to awarding compensation that reflects our position in the market and is generally in line with that paid to executives holding similar positions at peer and comparable companies.

Compensation-Related Governance Practices – The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s compensation-related governance practices and policies of note include the following:

•	Performance-based pay. We provide the majority of compensation for our NEOs in the form of performance-based compensation.

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Outcome alignment. Each year we review the Company’s compensation and financial performance against internal budgets, financial results from prior years and Peer Group market data to make sure that executive compensation outcomes are aligned with the relative performance of the Company.

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Clawback. We have a recoupment policy which provides that fraud or intentional misconduct by any employee that results in an accounting restatement due to material non-compliance with the securities laws would trigger a recoupment of certain incentive compensation from the responsible employee, as determined by the Committee.

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No new excise tax gross-ups. Executives who became eligible to participate in a change-in-control severance plan after April 15, 2010 will not receive severance if they voluntarily terminate their employment without good reason following a change in control of the Company, and those executives are not eligible for an excise tax gross-up.

•	No income tax gross-ups. We no longer offer income tax gross-ups except in our relocation program.

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Good stock option practices. We have never repriced, replaced, backdated or springloaded stock options nor granted stock options with a reload feature, nor does the Company loan funds to employees to enable them to exercise stock options.

•	Anti-hedging. We maintain a policy that prohibits the Company’s employees and directors from hedging, pledging or short-selling the Company’s shares.

•	Risk evaluation. We regularly evaluate the risks associated with the Company’s executive compensation plans and programs and consider the potential relationship between compensation and risk taking.

•	TSR peers. We review and adjust the Company’s TSR Peer Group annually, in connection with new grants, to make sure it accurately reflects the Company’s business mix.

•	No unearned dividends. We do not pay dividends or dividend equivalents on unearned TSR performance shares or unpaid restricted stock unit awards granted to employees.

The Committee has further strengthened the Company’s compensation-related governance practices and policies by recently approving the following changes:

•	No cash buyouts. The Company amended the 2010 Plan to formalize its long-standing practice of prohibiting cash buyouts of underwater stock options without shareholder approval.

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Minimum vesting periods. The Company amended the 2010 Plan to mandate a one year minimum vesting period for employee equity incentive awards granted on or after January 1, 2016 that are paid and vest solely based on service, provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; (4) for new hire inducement awards or off cycle awards; or (5) to comply with existing contractual rights in effect on the date the amendment was adopted.

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Holding periods. The Company modified its stock ownership guidelines to require that executives hold all shares they receive from the Company as compensation (net of required tax withholdings) until they have met the applicable stock ownership guidelines.

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Double-trigger equity vesting upon a change in control. In response to a shareholder proposal that was supported by a slight majority of the votes cast on the matter at its 2014 annual meeting, and after careful review of our compensation program and taking into consideration feedback from our shareholders, the Committee approved certain changes to future grants of equity awards to executives under the 2010 Plan. For awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

Pay for Performance - The Committee supports compensation policies that place a heavy emphasis on pay-for-performance, and has committed that for each year at least 50% of NEO annual equity awards (based on number of shares) will be performance-based awards that are earned or paid out based on the achievement of performance targets. In 2014, the percentage of NEO annual equity awards that were performance-based ranged from approximately 65% to 75%. The Company awards performance shares that may be earned based on how the Company’s total shareholder return (TSR) compares to the TSR of the Company’s TSR Peer Group (defined below) during a three-year measurement period.

Highlights of the Company’s 2014 performance included:

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Spin-off. We announced our plan to create two publicly traded companies, one exclusively focused on our Broadcasting and Digital businesses, and the other on our Publishing business and its affiliated digital platforms, which further executes the Company’s strategic plan.

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Cars.com. We acquired the remaining 73% interest that we did not previously own in Classified Ventures, LLC, the owner of Cars.com, the leading destination for online car shoppers, significantly increasing the scale of our Digital business.

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Belo integration. The successful integration of Belo, which was acquired in 2013 and which nearly doubled the Company’s portfolio of broadcast stations in creating the largest independent station group of major network affiliates in the top 25 markets (including stations serviced by the Company under shared services and similar arrangements).

•	Increased revenues. Total revenues of the Company were up 16% compared to 2013 (4% on a pro forma basis).

•	Broadcasting record year. Our Broadcasting segment had a record year with revenue reaching $1.7 billion, 103% higher than 2013 (19% higher on a pro forma basis).

•	Digital record year. Our Digital segment also had a record year with $919 million in revenue, a 23% increase over 2013 (an 8% increase on a pro forma basis).

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Significant company-wide digital revenues. Company-wide digital revenues increased 15% year over year (7.4% on a pro forma basis) and grew to a record $2.05 billion, or approximately 32% of the Company’s total revenue.

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Outstanding EBITDA growth. The Company’s Adjusted EBITDA was $1.5 billion (representing net income attributable to the Company before net income attributable to noncontrolling interest, income taxes, interest expense, equity income, other non-operating items, workforce restructuring, other transformation costs, asset impairment charges, depreciation and amortization), an increase of 43% compared to 2013 (an 18% increase on a pro forma basis).

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Strong free cash flow. The Company generated $845 million in free cash flow (representing “Net cash flow from operating activities,” as reported on the Company’s statement of cash flows, reduced by “Purchase of property, plant and equipment” and “Payments for investments” and increased by “Proceeds from investments”), nearly twice as much as in 2013.

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Successful transformation initiatives. Transformation initiatives, including the All Access Content Subscription Model, consolidation of printing and distribution platforms, consolidation of our real estate footprint and global sourcing initiatives, generated in excess of $300 million in revenue and $150 million in cost savings.

Shareholder Return - Also relevant to the Company’s executive compensation program, and as evidence of the Company’s recent success in executing on its strategic plan to create shareholder value, are the returns generated by the Company for its shareholders. The following graph shows that during the period from December 31, 2011 to December 31, 2014, our stock outperformed the S&P 500 Index and an index comprised of the Company’s 2014-2016 TSR Peer Group (“Peer Group”).

	Dec 11	Dec 12	Dec 13	Dec 14
Gannett Co., Inc.	$100.00	$141.43	$239.70	$265.70
S&P 500 Index	$100.00	$116.00	$153.57	$174.60
Peer Group	$100.00	$136.19	$233.48	$240.87

The S&P 500 Index includes 500 U.S. companies in the industrial, utilities and financial sectors and is weighted by market capitalization. The total returns of the Peer Group also are weighted by market capitalization.

The graph depicts representative results of investing $100 in the Company’s common stock, the S&P 500 Index and Peer Group index at closing on Dec. 31, 2011. It assumes that dividends were reinvested monthly with respect to the Company’s common stock, daily with respect to the S&P 500 Index and monthly with respect to each Peer Group company.

Over the past three years, our indexed TSR was more than 265%, outpacing the S&P 500 Index by more than 90 percentage points and our Peer Group by 25 percentage points. Our stock price has tripled since 2011.

Say on Pay - At last year’s annual meeting of shareholders, approximately 95% of the votes cast were in favor of the Company’s Say on Pay proposal, indicating strong support for the Company’s executive compensation program, including the long-term incentive program described in the Company’s 2014 Proxy Statement. The Committee will continue to consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

Shareholder Engagement - The Company is committed to the interests of its shareholders and recognizes that communicating with shareholders on a regular basis is a critical component of the Company’s corporate governance program. As part of this commitment, the Company actively engages with its shareholders in order to fully understand their viewpoints concerning the Company, to garner feedback on what we can do better and to help our shareholders understand our performance and strategy. In addition to answering questions from shareholders on its quarterly earnings calls, Company management regularly engages with investors by participating in industry media conferences. Management also meets in person and by telephone with many shareholders at other times throughout the year to solicit input and answer questions on a variety of topics. Company management shares shareholder viewpoints with the Board and the Committee takes this feedback into account when it reviews the Company’s executive compensation program. We believe our regular engagement with shareholders has been productive and provides an open exchange of ideas and perspectives for both the Company and its shareholders.

The Company also looks for unique opportunities for its shareholders to engage directly with its management team and Board of Directors. Within three months of Ms. Martore assuming the CEO role in October 2011, the Company retained a consulting firm to set up meetings with its largest shareholders to solicit their perspectives on issues of importance to them. Soon thereafter, in February 2012, the Company held an Investor Day in which the Company announced an ambitious strategic transformation business strategy integrated with a comprehensive capital allocation plan. Our goal was to return the Company to sustainable growth, while delivering substantially increased value to shareholders. The plan was based on three themes—stabilizing our Publishing operations while continuing to grow our Broadcast and Digital businesses; expanding into higher margin, higher growth and higher potential adjacent lines of business; and staying focused on optimizing our assets while maintaining our strong financial profile. The Company has made significant progress on all elements of that plan and regularly reports to shareholders on its progress. Most recently, following the Company’s acquisition of full ownership of Cars.com, we held an Investor Day in October 2014 to make a “deep dive” presentation on the Cars.com and CareerBuilder businesses. The Company also has a policy that all of our directors attend our Annual Meeting of Shareholders, which presents yet another opportunity for us to engage directly with our shareholders. For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.gannett.com. Any shareholder who has an inquiry or meeting request is invited to contact Jeff Heinz, Vice President/Investor Relations at 703-854-6917.

The Company’s recent shareholder engagement efforts relating to executive compensation have focused on the shareholder proposal concerning vesting of outstanding equity awards upon a change in control, which was narrowly approved by 52% of the votes cast on the proposal at the 2014 annual meeting. The proposal’s terms did not request the Company to take any immediate action, and clearly stated that any actions taken by the Company to implement the proposal should not affect any contractual rights in effect on the date of adoption. Despite not being required to do so by the express language of the proposal, management and the Committee undertook a comprehensive review of the Company’s equity award vesting policies upon a change in control, reflecting the Company’s commitment to good corporate governance and the value we place on input from our shareholders. According to survey data provided by Meridian, “double trigger” vesting in full upon a change in control is the dominant market practice. Based on this survey data, the Committee adopted a new vesting policy under which, for awards granted on or after January 1, 2016, and subject to contractual rights in effect on the date the policy was adopted, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control. The Committee’s new change in control vesting policy is solidly in line with current market practices for executive compensation arrangements and is strongly supported in the feedback received from shareholders through the Company’s outreach efforts. See the Board’s statement opposing Proposal 6 on page 68 of this Proxy Statement for a more detailed description of the Committee’s decision-making process.

Overview of Executive Compensation Program

Key Components of Annual Compensation Decisions

The Company has designed an executive compensation program that is currently comprised of several components, as more fully discussed in the pages that follow. The key components of the Company’s annual compensation decisions are described in the following table.

	Component	Description	Performance Considerations	Objective
Short Term Cash Compensation	Base Salary	Pay for service in executive role.	Based on the nature and responsibility of the position, achievement of key performance indicators, competitive market data and individual and Company performance.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Short-term program providing NEOs with an annual cash bonus payment.	Based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	To reward performance in attaining individual and Company qualitative and quantitative performance goals.
Long-Term Equity Incentives	Performance Shares

Long-term program through which participants are given an opportunity to earn shares of Company common stock based upon how the Company’s total shareholder return over a three-year performance period compares to the total shareholder returns of the Company’s TSR Peer Group (as defined below) over the same period.

			Based on the achievement of the Company’s long-term financial goals and the creation of long term shareholder value as compared to a group of the Company’s peers.	To align the interests of executives with those of shareholders and to retain and motivate them in a challenging business environment.

Component	Description	Performance Considerations	Objective
Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment during a four-year vesting period.	Based on the achievement of the Company’s long-term financial and strategic goals and the creation of long term shareholder value.	To retain and motivate executives in a challenging business environment and to align their interests with those of shareholders.

The Committee also regularly reviews other components of executive compensation, including benefits, perquisites and post-termination pay.

How the Committee Determines NEO Compensation

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from the Committee’s independent consultant, the Committee’s assessment of the NEOs and the Company’s performance and achievement of its strategic plan. While the Committee takes management recommendations into account when determining NEO compensation, the Committee relies primarily on its collective judgment of the performance of the Company and our NEOs in light of the challenges confronting our core businesses and our progress toward achieving the Company’s strategic plan. The Committee does not focus on any one particular objective, formula or financial metric, but rather on what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described in the Executive Summary of this Compensation Discussion and Analysis.

Factors Considered by the Committee

The Committee uses key performance indicators (KPIs) as its principal evaluation tool for NEO compensation decisions. KPIs consist of individually designed qualitative and quantitative goals organized around individual, operating unit and/or Company performance in the areas of profit, product and people. Quantitative KPIs include, where appropriate, revenue, adjusted EBITDA, operating income and digital goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility. Qualitative KPIs include, where appropriate, measures of leadership, innovation, collaboration, new products and programs in support of the Company’s strategic plan, diversity initiatives, First Amendment activities, and other significant qualitative objectives. The CEO’s KPIs are heavily weighted toward the Company’s financial performance, total shareholder return, and the execution of a strategic plan that positions the Company for the future.

The Committee also considers the financial performance of the Company using the following financial measures: total revenues, operating income, net income attributable to Gannett, income from continuing operations, earnings per share, return on equity, operating cash flow, free cash flow, free cash flow per diluted share, after tax cash flow per share, operating income as a percentage of sales, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value, although no one measure is given greater weight than the others. In assessing these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and the Company’s financial results from prior years. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success.

In addition, the Committee evaluates the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business.

Comparative Market Data

To assist the Committee in making decisions affecting 2014 NEO compensation, Company management provided it with a report regarding, among other things, executive compensation trends and practices, which the Committee reviewed and used in its year-end compensation decisions. Management also reviewed data from the Towers Watson Media Compensation Survey, the Towers Watson General Industry Executive Compensation Survey, the Croner Digital Content and Technology Survey and proxy data from Equilar, a widely used source of executive compensation information (collectively, “Comparative Market Data”). The Company compares its NEO salaries, bonuses and equity compensation to those of companies in the media sector and other companies with comparable revenues and ratios of profits to revenues in order to get a general understanding of the compensation structures maintained by similarly situated companies and to confirm that the elements of our compensation program—and the range of amounts we pay our executives for each element—are appropriate in the context of the broad market reference points provided by the Comparative Market Data. The Company does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

Base Salary

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which supported the conclusion that our NEOs’ base salaries were competitive with those paid by the comparator group.

Based on these factors and the Company’s strong 2013 performance, the Committee set 2014 NEO base salaries as follows:

Executive	2014 Base Salary
Ms. Martore	$1,000,000
Ms. Harker	$655,000
Mr. Dickey	$675,000
Mr. Lougee	$650,000
Mr. Williams	$540,000

Annual Bonuses

Our NEOs participate in an annual bonus program, which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s KPIs set at the beginning of the year. Bonuses are designed to reflect individual and Company performance during the past year and therefore can vary significantly in amount from year to year.

The Committee, in consultation with its independent compensation consultant, considers bonus guidelines developed by our President and CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards and HR Services. These guideline amounts are calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which indicated that the bonus guidelines we selected were generally in line with those disclosed by the comparator group.

Based on these factors, management recommended, and the Committee approved, the following 2014 bonus guideline opportunities for our NEOs:

Executive	Base Salary	Target Percentage of Base Salary	Bonus Guideline Amount
Ms. Martore	$1,000,000	125%	$1,250,000
Ms. Harker	$655,000	100%	$655,000
Mr. Dickey	$675,000	100%	$675,000
Mr. Lougee	$650,000	100%	$650,000
Mr. Williams	$540,000	75%	$405,000

For purposes of the amount of the bonuses actually paid, the Committee considered the following in reaching its NEO bonus decisions for 2014:

•

The Company’s announcement of its plan to create two publicly traded companies, one exclusively focused on its Broadcasting and Digital businesses, and the other on its Publishing business and its affiliated digital platforms, to further execute on the Company’s strategic plan.

•

The Company’s successful acquisition of the remaining 73% interest in Classified Ventures, LLC, the owner of Cars.com, the leading destination for online car shoppers, significantly increasing the scale of our Digital business.

•

The Company’s successful integration of Belo, which was acquired in 2013 and which nearly doubled the Company’s portfolio of broadcast stations in creating the largest independent station group of major network affiliates in the top 25 markets (including stations serviced by the Company under shared services and similar arrangements).

•

Adjusted EBITDA: $1.5 billion (representing net income attributable to the Company before net income attributable to noncontrolling interest, income taxes, interest expense, equity income, other non-operating items, workforce restructuring, other transformation costs, asset impairment charges, depreciation and amortization), an increase of 43% compared to 2013 (an 18% increase on a pro forma basis).

•

Operating Revenue: $6.0 billion, an increase of 16% compared to 2013 (a 4% increase on a pro forma basis), primarily due to the acquisitions of Belo and Cars.com, strong political advertising and revenue associated with the Winter Olympics generated in 2014.

•	The growth of Company-wide digital revenues to $2.05 billion on a pro forma basis, representing approximately 32% of the Company’s total revenues for the year.

•

The 103% year-over-year growth of the Company’s television revenues (19% year-over-year growth on a pro forma basis), due to record high non-presidential political spending and strong Winter Olympics revenue.

•

Earnings per share (diluted): $2.73 (excluding the net favorable impact of $1.85 per share for non-operating gains and tax benefits, partially offset by transformation expenses, non-cash asset impairment charges and workforce restructuring costs), up 35% year-over-year.

•

The Company generated $845 million in free cash flow (representing “Net cash flow from operating activities,” as reported on the Company’s statement of cash flows, reduced by “Purchase of property, plant and equipment” and “Payments for investments” and increased by “Proceeds from investments”), nearly twice as much as in 2013.

•

Transformation initiatives, including the All Access Content Subscription Model, consolidation of printing and distribution platforms, consolidation of our real estate footprint and global sourcing initiatives, generated in excess of $300 million in revenue and $150 million in cost savings.

Based on the foregoing, the Committee awarded 2014 annual bonuses to our NEOs as follows:

Executive	Bonus
Ms. Martore	$2,750,000
Ms. Harker	$750,000
Mr. Dickey	$750,000
Mr. Lougee	$675,000
Mr. Williams	$575,000

The Committee determined that these bonus amounts were appropriate given the Committee’s assessment of individual NEO performance against their KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress toward the goals of its strategic plan. In addition:

•

2014 was a transformative year in which we created three businesses with scale, Broadcasting, Digital and Publishing, each highly profitable and a leader in its industry. We did that by integrating TV stations from Belo Corp. and London Broadcasting and acquiring full ownership of Cars.com. These changes paved the way for our plan to separate our Publishing business and its affiliated digital platforms from our Broadcasting and Digital businesses to create two publicly traded companies with scale and financial strength. Ms. Martore has been the architect of our Company’s transformation since she became CEO in October 2011, and led and stewarded each aspect of the changes described above. Her bonus for 2014 reflects this as well as her vision to continue to create long-term shareholder value through the Company’s strategic plan, and creating an environment that motivates the senior leadership team to support and execute it. Her bonus also reflects the Company’s outstanding financial performance in 2014, with record years by our Broadcasting and Digital segments helping to drive a 43% increase in our Adjusted EBITDA to $1.5 billion. We note that in October 2011 when Ms. Martore was promoted to President and CEO, she declined a salary increase and equity award, and took voluntary salary reductions from 2010 to 2013 as she deemed appropriate to the times. The Committee believes the bonus award for Ms. Martore is commensurate with the Company’s success in 2014 and her role as CEO in achieving that success.

•

Ms. Harker’s bonus reflects her successful performance in leading the Company’s financing activities in connection with the Company’s acquisition of the remaining 73% interest in Classified Ventures, LLC, the owner of Cars.com, her efforts relating to the planning and preparation for the proposed spin-off, her role in enhancing the strength of the Company’s capital structure and the financial performance of the Company’s businesses, redesigning workflows to achieve efficiencies, and leading several significant cost control initiatives.

•

Mr. Dickey’s bonus reflects the solid financial performance of the U.S. Community Publishing Division, his additional responsibilities in connection with being named the future CEO of the post-spinoff Publishing business, the successful execution of the Company’s all-access content subscription model, and the implementation of several revenue and cost control initiatives.

•

Mr. Lougee’s bonus reflects his role in the successful integration of Belo, the outstanding financial performance of the Broadcasting Division, improved results at several stations, and the successful completion of significant contract negotiations.

•

Mr. Williams’ bonus reflects his critical role in structuring and negotiating the Company’s acquisition of the remaining 73% interest in Classified Ventures, LLC (the owner of Cars.com), his role overseeing Gannett’s portfolio of online classified companies and other diversified businesses such as CareerBuilder, and the integration of Cars.com into the Company’s Digital business unit.

Long-Term Incentives

We use equity-based awards to recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of the Company’s shareholders and the Company’s longer-term objectives, to drive shareholder return, to foster executive stock ownership and to promote retention. We awarded both TSR performance shares and restricted stock units (RSUs) to our NEOs on January 1, 2014.

Performance Shares

The Company administers a Performance Share Plan based on total shareholder return. Under the Performance Share Plan, the Company may issue shares of Company common stock (Performance Shares) to senior executives following the completion of a three-year period beginning on the grant date (Incentive Period). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that the executive will receive will be determined based upon how the Company’s total shareholder return (TSR) compares to the TSRs of a peer group of media companies (TSR Peer Group) during the Incentive Period. By tying the payout of the Performance Shares to the Company’s TSR, a purely objective standard, the Committee is aligning executive compensation with shareholders’ interests.

For each grant of Performance Shares, the Company’s TSR is ranked against the TSR of each company in the TSR Peer Group over the Incentive Period. The Committee, with assistance from its independent compensation consultant, selected certain media companies to be included in the TSR Peer Group because they have print, digital and/or broadcasting operations and may face similar challenges in transforming their businesses. Our TSR Peer Group companies for the grants made on January 1, 2014, for the 2014-2016 Incentive Period, are as follows:

2014 – 2016 TSR Peer Group

A.H. Belo Corporation	Meredith Corporation
AOL Inc.	Monster Worldwide, Inc.
Discovery Communications, Inc.	The New York Times Company
The E. W. Scripps Company	News Corporation
Journal Communications, Inc.	NexStar Broadcasting Group, Inc.
LinkedIn Corporation	ReachLocal, Inc.
The McClatchy Company	Sinclair Broadcast Group
Media General, Inc.	Yahoo! Inc.

Our TSR Peer Group companies for the grants made on January 1, 2013, for the 2013-2015 Incentive Period, are as follows:

2013 – 2015 TSR Peer Group

A.H. Belo Corporation	Meredith Corporation
Discovery Communications, Inc.	Monster Worldwide, Inc.
The E. W. Scripps Company	News Corporation/Twenty-First Century Fox
Journal Communications, Inc.	The New York Times Company
The McClatchy Company	Graham Holdings, Inc. (formerly The Washington Post Company)
Media General, Inc.	Yahoo! Inc.

Our TSR Peer Group companies for the grants made on January 1, 2012, for the 2012-2014 Incentive Period, are as follows:

2012 – 2014 TSR Peer Group

A.H. Belo Corporation	Meredith Corporation
Belo Corp.	Monster Worldwide, Inc.
Discovery Communications, Inc.	News Corporation/Twenty-First Century Fox
The E. W. Scripps Company	The New York Times Company
Journal Communications, Inc.	Graham Holdings, Inc. (formerly The Washington Post Company)
The McClatchy Company	Yahoo! Inc.
Media General, Inc.

For additional information regarding the Company’s TSR Peer Groups, see “Impact of Certain Transactions Involving TSR Peer Group Members” on page 40 of this Proxy Statement.

For purposes of the Performance Share Plan, a company’s TSR equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the business day preceding the first day of the Incentive Period.

For purposes of calculating the number of Performance Shares actually earned by an executive, the Company’s TSR is compared to the TSR of each TSR Peer Group company and the number of TSR Peer Group companies whose TSR was exceeded by the Company’s TSR will determine the number of Performance Shares that the executive may receive.

Specifically, for each Incentive Period, the Committee will calculate the number of Performance Shares earned by multiplying the target number of Performance Shares (as specified in the executive’s award agreement) by a percentage based upon the Company’s 3-year TSR percentile (determined by the number of TSR Peer Group companies whose performance is exceeded by the Company during the Incentive Period).

The percentages for each Incentive Period are set forth on the following table, with percentiles between the thresholds determined by straight line interpolation:

3 Year TSR v. Peer Group Companies	Resulting Shares Earned (% of Target)
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

The average applicable payout percentages at the end of each of the last four quarters in the Incentive Period are used to calculate the number of Performance Shares that an executive earns, so that the calculation does not solely rely upon the Company’s stock price on the first day and the last day of the Incentive Period.

With certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, Performance Shares generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period.

After the end of the Incentive Period, each executive who is entitled to Performance Shares based on these calculations and the satisfaction of the applicable service and performance requirements will receive a share certificate (or an appropriate book-entry will be made) for the number of Performance Shares that the executive has earned, less withholding taxes. Dividends are not paid or accrued on

Performance Shares. Upon a change in control of the Company, Performance Shares will fully vest and an executive will be entitled to receive a number of Performance Shares based on the Company’s TSR relative to the TSR of each company in its TSR Peer Group on the date of the change in control, unless the change in control occurs during the first 6 months of an Incentive Period, in which case the executive will receive the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant. For TSR awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

The Performance Share Plan has additional rules that will affect calculations in the event of the bankruptcy or change in control of a TSR Peer Group company during the Incentive Period:

•

TSR Peer Group companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at a negative 100% TSR;

•	TSR Peer Group companies acquired during Year 1 of the Incentive Period will be excluded from all calculations; and

•

For TSR Peer Group companies acquired in Years 2 or 3, their TSR position will be fixed above or below the Company’s TSR using the average closing price of their stock during the 20 consecutive trading days ending on the trading day immediately preceding the announcement of the acquisition.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period is equal to the closing price of a share of Company common stock on the last trading day prior to that date. The price of the Company’s shares of common stock on the first day of each Incentive Period are as follows:

Incentive Period	Price of Shares on the First Day of Incentive Period
2012-2014	$13.37
2013-2015	$18.01
2014-2016	$29.58

Impact of Certain Transactions on Performance Share Awards Involving TSR Peer Group Members

Belo Corp.: Based upon the rules of the Performance Share Plan described above, as a result of the Company’s acquisition of Belo Corp. during Year 1 of the 2013-2015 Incentive Period, Belo Corp. has been excluded from the Company’s TSR Peer Group companies for the 2013-2015 Incentive Period. In addition, the TSR position of Belo Corp. has been fixed above the Company’s TSR for the 2012-2014 Incentive Period based upon the average closing price of Belo Corp. stock during the 20 consecutive trading days ending on June 12, 2013, the trading day immediately preceding the announcement of the acquisition.

News Corporation: Effective June 28, 2013, News Corporation contributed certain newspaper and other businesses to a new company, “new” News Corporation, and spun-off the new company to its shareholders. Pursuant to the terms of the spin-off, a shareholder of “old” News Corporation, which was renamed Twenty-First Century Fox, received 1/4 share of “new” News Corporation for each share of “old” News Corporation the shareholder owned prior to the spin-off. Accordingly, for each of the 2013-2015 and the 2012-2014 Incentive Periods, the TSR of “old” News Corporation will be calculated by assuming that a share of “old” News Corporation held as of the effective date of the spin-off was converted into one share of Twenty-First Century Fox and a 1/4 share of “new” News Corporation.

2012-2014 TSR Performance

The Company’s total shareholder return for the 2012-2014 Incentive Period was 166%. As of December 31, 2014, comparing the Company’s TSR to the TSR of its 2012-2014 TSR Peer Group companies at the end of each of the last four quarters in the 2012-2014 Incentive Period resulted in an average payout percentage of 143% (at quarter end of the first three quarters of 2014 the Company outperformed 9 of its 13 2012-2014 TSR Peer Group companies, and at the end of the last quarter of 2014 the Company outperformed 8 of its 13 2012-2014 TSR Peer Group companies). Accordingly, on February 4, 2015, the executives were awarded a number of Performance Shares equal to 143% of the target number of Performance Shares granted to them in connection with their 2012-2014 awards.

RSUs

The Company grants RSUs with four-year terms to help retain our executives over an extended period of time. The four-year term is longer than the three-year term often used by companies for RSU grants. RSUs granted in 2014 and before vested on a “cliff” basis, but beginning January 1, 2015, such grants will generally vest in four equal annual installments, with vested shares being delivered to the executive upon the earliest to occur of (1) the executive’s termination of employment, (2) a change in control of the Company and (3) four years after the grant date. Executives are generally entitled to receive a prorated portion of their RSUs upon retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service), disability or death, and the RSUs will vest fully upon a change in control of the Company.

For RSU awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

RSU awards granted on or after January 1, 2016 will generally be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (1) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (2) in connection with a change in control in which the award is not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company); (3) for grants made in connection with an acquisition by the Company in substitution for pre-existing awards; (4) for new hire inducement awards or off cycle awards; or (5) to comply with existing contractual rights in effect on the date the change in policy was adopted.

Long-Term Equity Awards under the 2014 Program

For the January 1, 2014 grants, the Committee considered the total long-term equity award target values developed by our President and CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards and HR Services. These target values were calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•

Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management were generally consistent with those disclosed by the comparator group.

Based on these factors, management recommended the following total long-term equity award target values for our NEOS:

Executive	2013 Base Salary	Long Term Award Target Percentage	Total Long Term Award Target Value
Ms. Martore	$1,000,000	400%	$4,000,000
Ms. Harker	$635,000	200%	$1,270,000
Mr. Dickey	$675,000	200%	$1,350,000
Mr. Lougee	$600,000	150%	$900,000
Mr. Williams	$525,000	150%	$787,500

Using these long-term equity award target value recommendations as a guideline, the Committee approved 2014 total long-term award values for each of our NEOs in December 2013 as shown in the table below. The Committee determined that these long-term equity award values were appropriate given the individual performance of each NEO against their KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress towards the goals of its strategic plan.

Executive	Total Long Term Award Value
Ms. Martore	$4,000,000
Ms. Harker	$1,275,000
Mr. Dickey	$1,300,000
Mr. Lougee	$1,000,000
Mr. Williams	$765,000

The Committee also considered management’s recommendations as to the appropriate allocation of the total target award value for each NEO between Performance Shares and RSUs. The Committee and management believe that having our NEOs receive a higher proportion of their long-term awards as Performance Shares (which are performance-based) rather than RSUs (which are time-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The Committee determined that 75% of the value of Ms. Martore’s long-term award should be in Performance Shares, reflecting the importance of her leadership role in creating and overseeing the execution of the Company’s strategic plan, and set allocations for the other NEOs that provided for Performance Share awards of up to 65% of the value of the NEO’s overall long-term equity award.

On January 1, 2014, the first day of the 2014-2016 Incentive Period, the long-term equity award value for each NEO was translated into an award of Performance Shares based on the present value per share of the expected payout as calculated using the Monte Carlo valuation method and an award of RSUs based upon the Company’s closing stock price on December 31, 2013, as follows:

Executive	Target Performance Shares	RSUs
Ms. Martore	80,407	37,750
Ms. Harker	22,213	16,846
Mr. Dickey	22,648	17,176
Mr. Lougee	17,422	13,213
Mr. Williams	13,328	10,108

Benefits and Perquisites

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 6 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to provide insurance protection for our NEOs and their families, to enable the Company to attract and retain the best management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs, including medical, life insurance and disability plans, are generally the same as those offered to other senior executives. For additional information about these and other post-employment benefits, see the benefits discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Gannett Supplemental Retirement Plan (SERP). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (401(k) Plan), as well as a tax-advantaged Deferred Compensation Plan (DCP), a transition plan specifically relating to the proposed spin-off of the Company’s publishing business and its affiliated digital platforms, the Gannett Leadership Team Transition Severance Plan (GLT-TSP), and a change-in-control severance plan, the Transitional Compensation Plan (TCP), which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

On August 1, 2008, as part of a comprehensive evaluation of its retirement program, the Company made significant changes to the GRP, SERP, 401(k) Plan and DCP. As discussed in greater detail below, on August 1, 2008, the following changes became effective:

•	The benefits for almost all participants in the GRP and SERP were frozen.

•

Participants whose benefits were frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. The Company also began making additional employer contributions to the 401(k) Plan and/or DCP on behalf of certain employees, including Mr. Lougee. The additional employer contributions also apply to employees hired after August 1, 2008, including Ms. Harker.

•

Certain employees, including Ms. Martore, Mr. Dickey and Mr. Williams, continued to accrue benefits under the SERP after August 1, 2008, but at a rate that is one-third less than the pre-August 1, 2008 rate. These employees do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s U.S.-based employees who were employed before benefits were frozen on August 1, 2008, at which time most participants, including each of the NEOs (other than Ms. Harker, who does not participate in the GRP), ceased to earn additional benefits for compensation or service earned on or after that date. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the DCP. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefit for each of our NEOs is calculated under the post-1997 GRP provisions (except for Ms. Harker who does not participate in the GRP). However, as noted below, the SERP benefit for each of Ms. Martore, Mr. Dickey and Mr. Williams is calculated under the pre-1998 GRP provisions. Each of the NEOs (other than Ms. Harker who does not participate in the GRP) is fully vested in his or her GRP benefit.

Gannett Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Martore, Mr. Dickey and Mr. Williams, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. The SERP benefit for Mr. Lougee is calculated under the post-1997 GRP formula without regard to the IRS-imposed limits on pay and benefits. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP. Ms. Harker does not participate in the SERP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Ms. Martore, Mr. Dickey and Mr. Williams. Ms. Martore, Mr. Dickey and Mr. Williams each are currently eligible for early retirement under the pre-1998 GRP formula that applies to them under the SERP.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index. Mr. Lougee is the only NEO affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, an NEO’s SERP benefit cannot be paid within the first six months after the participant’s separation from service with the Company. Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams are fully vested in their SERP benefits.

Gannett 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States may participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the GRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. At that time, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Ms. Harker and Mr. Lougee receive matching contributions under the new formula, and Ms. Martore, Mr. Dickey and Mr. Williams receive matching contributions under the old formula. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees, but none of the NEOs. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. As of the date of this Proxy Statement, Company contributions are 100% vested for Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams and 50% vested for Ms. Harker.

Gannett Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee.

Effective August 1, 2008, the DCP was amended to provide for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Ms. Harker and Mr. Lougee each has been credited with Company contributions to the DCP based on his or her respective 2014 compensation in excess of the Internal Revenue Code compensation limit. Ms. Harker was 50% vested in her Company contribution when it was made and Mr. Lougee was immediately vested in his Company contribution when it was made. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Ms. Martore, Mr. Dickey and Mr. Williams, do not receive Company contributions under the DCP.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Gannett Transitional Compensation Plan (TCP)

The TCP provides severance pay for our NEOs and other key executives upon a change in control of the Company. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or, in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), a voluntary termination within 30 days after the first anniversary of the change in control.

The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and promotes the retention and continuity of our NEOs and certain key executives for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Gannett Leadership Team Transition Severance Plan (GLT-TSP)

On August 4, 2014, the Company adopted the Gannett Leadership Team Transition Severance Plan (GLT-TSP). The plan provides severance payments to members of the Gannett Leadership Team (other than the CEO) in the event of an involuntary termination without “cause” in connection with the spin-off of the Company’s publishing business (and its affiliated digital platforms) that takes place prior to the first anniversary of the spin-off. The spin-off will not constitute a change in control under the TCP. The GLT-TSP helps promote continuity and minimize disruption for certain senior executives in connection with the potential spin-off. See “Change in Control” under “Other Potential-Post Employment Payments.”

Other Compensation Policies

Change in Control Payments

In connection with a review of its executive compensation practices, on April 15, 2010, the Committee adopted a policy that (i) the Company will no longer include in new or materially amended agreements entered into by the Company with its executive officers (a) excise tax gross-ups with respect to payments contingent upon a change in control or (b) a modified single trigger for payments contingent upon a change in control, and (ii) any new participant in the Gannett Transitional Compensation Plan (TCP) on or after April 15, 2010, including Ms. Harker, will not be entitled to the benefit of the TCP’s excise tax gross-up or modified single trigger provisions. However, participants in the TCP and executive officers who entered into agreements with the Company prior to April 15, 2010, including Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams have been grandfathered into the prior practice and will continue to be entitled to the benefit of the excise tax gross-up and modified single trigger provisions in the TCP and such agreements.

In addition, as described above, the Committee has approved a change in its policy relating to vesting of equity awards upon a change in control. For awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

Recoupment Policy

The Company has adopted a recoupment or “clawback” policy that applies to cash-based and equity-based incentive compensation awards granted to the Company’s employees, including the NEOs. Under the policy, to the extent permitted by applicable law and subject to the approval of the Committee, the Company may seek to recoup any incentive based compensation awarded to any employee subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the fraud or intentional misconduct of an employee subject to the policy contributed to the noncompliance that resulted in the obligation to restate, and (3) a lower award of incentive-based compensation would have been made to the covered employee had it been based upon the restated financial results. The policy is in addition to any other remedies the Company may have, including those available under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

Hedging, Short-Selling and Pledging Policy

The Company has adopted a policy that prohibits the Company’s employees and directors from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, purchasing the Company’s shares on margin and selling any securities of the Company “short.” The policy also prohibits the Company’s directors and executive officers from borrowing against any account in which the Company’s equity securities are held or pledging the Company’s equity securities as collateral for a loan. These prohibitions apply whether or not such equity securities were acquired through the Company’s equity compensation programs.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and its three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including Performance Shares and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that is intended to satisfy those requirements. For example, in February 2013, the Committee established a limit on NEO annual bonuses based on a percentage of the Company’s operating cash flow for the purpose of preserving their deductibility under Section 162(m). However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2014, $2,933,433 of the compensation paid to Ms. Martore, $1,148,884 of the compensation paid to Mr. Dickey, $793,925 of the compensation paid to Mr. Lougee and $490,372 of the compensation paid to Mr. Williams was not deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, on February 24, 2015 the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2014 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Howard D. Elias, Chair

Marjorie Magner

Scott K. McCune

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)(5)	All Other Compensation ($)(6)	Total ($)
Gracia C. Martore (President and CEO)	2014	1,000,000	2,750,000	3,999,983	4,541,323	116,032	12,407,338
	2013	900,000	2,000,000	3,199,993	1,678,497	134,966	7,913,456
	2012	882,692	1,600,000	2,929,316	2,924,307	117,283	8,453,598

Victoria D. Harker	2014	655,000	750,000	1,275,018	0	66,759	2,746,777
(Chief Financial	2013	635,000	710,000	1,250,002	0	47,207	2,642,209
Officer)	2012	274,840	200,000	1,013,748	0	14,671	1,503,259

Robert J. Dickey (President/USCP)	2014	675,000	750,000	1,299,989	1,164,316	109,022	3,998,327
	2013	675,000	600,000	1,374,995	0	109,115	2,759,110
	2012	612,981	650,000	1,208,769	1,189,139	125,612	3,786,501

David T. Lougee (President/ Broadcasting)	2014	650,025	675,000	1,000,027	2,441	160,187	2,487,680
	2013	600,023	725,000	950,009	3,826	143,944	2,422,802
	2012	517,020	575,000	846,146	5,075	131,030	2,074,271

John A. (Jack) Williams	2014	540,000	575,000	765,029	929,683	103,687	2,913,399
(President/Gannett Digital Ventures)

(1)	The amounts reported in this column for change in pension value for 2014 are significantly higher than the amounts reported for 2013. A significant portion of the 2014 increase relates to a significant decrease in the annual discount rate (reflecting a year over year decrease in the yields of high quality, fixed income investments as of the end of the fiscal year) required to be used to calculate pension values for proxy reporting purposes (from 4.70% in 2013 to 3.95% in 2014). See footnote 5 below for more detail.

(2)	Ms. Martore voluntarily reduced her base salary from $1,000,000 to $900,000 in 2013 and from $950,000 to $900,000 from 2010 through 2012. The amounts reported in this column for 2012 reflect a reduction of salary as a result of the Company’s furlough and salary reduction program in the equivalent amount of one week’s salary (about 2%) for each of Ms. Martore and Mr. Dickey. The amounts in this column for 2012 also reflect Ms. Harker’s July 2012 start date. Mr. Lougee’s base salary was reduced from $550,000 to $517,000 beginning in July 2009 and continuing through 2012 as a result of the Broadcast division’s salary reduction program.

(3)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. The amount reported in this column for Ms. Harker in 2012 reflects a prorated bonus based on her July 2012 start date.

(4)	Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 10 to the Company’s 2014 audited financial statements. These are not amounts paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The value of grants of Performance Shares reflected above have been calculated assuming the target level of performance is met, which we consider to be the most probable outcome. Assuming grants of Performance Shares were calculated assuming the maximum level of performance was met, the amounts shown in this column for Ms. Martore would be: 2014: $6,999,968; 2013: $5,599,987; and 2012: $5,179,309; for Ms. Harker: 2014: $2,103,785; 2013: $2,062,508; and 2012: $1,728,747; for Mr. Dickey: 2014: $2,144,986; 2013: $2,268,746; and 2012: 2,021,262; for Mr. Lougee: 2014: $1,650,042; 2013: $1,567,512; and 2012: 1,414,900; and for Mr. Williams: 2014: $1,262,297.

(5)	Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values. For example, during 2013, the accounting discount rates for GRP and SERP reporting increased, which negatively impacted pension values, while in 2014, the accounting discount rates for GRP and SERP reporting decreased, which positively impacted pension values. The 2013 amount shown for Mr. Dickey does not reflect the year over year decrease in the aggregate value of his pension of $25,584. The amounts shown for Ms. Harker reflect the fact that she does not participate in the GRP or the SERP.

(6)	Amounts for 2014 reported in this column include (i) annual life insurance premiums paid by the Company for Ms. Martore in the amount of $38,000, for Mr. Dickey in the amount of $43,880, for Mr. Lougee in the amount of $32,521, and for Mr. Williams in the amount of $47,675; (ii) matching contributions of $7,800 to the 401(k) accounts of Ms. Martore, Mr. Dickey and Mr. Williams and matching contributions of $13,000 to each of the respective 401(k) accounts of Ms. Harker and Mr. Lougee; (iii) Company contributions into the DCP accounts of Ms. Harker and Mr. Lougee in the amounts of $51,500 and $49,501, respectively (for an explanation of these payments, see discussion of the Deferred Compensation Plan beginning on page 45); (iv) premiums paid by the Company for supplemental medical coverage for each NEO other than Ms. Harker; (v) other than for Ms. Harker, a Company-provided automobile (beginning in 2012, the Company no longer provides this benefit to new senior executives), (vi) occasional personal use of Company aircraft; (vii) legal and financial services; (viii) Gannett Foundation grants to eligible charities recommended by each NEO of up to $15,000 annually (beginning in 2013, the Company no longer provides this benefit to new senior executives), and (ix) premiums paid by the Company for travel accident insurance. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold (#)	Target (#)	Maximum (#)
Ms. Martore	1/1/14	12/9/13	42,616	80,407	160,814		2,999,985
	1/1/14	12/9/13				37,750	999,998

Ms. Harker	1/1/14	12/9/13	11,773	22,213	44,426		828,767
	1/1/14	12/9/13				16,846	446,251

Mr. Dickey	1/1/14	12/9/13	12,003	22,648	45,296		844,997
	1/1/14	12/9/13				17,176	454,992

Mr. Lougee	1/1/14	12/9/13	9,234	17,422	34,844		650,015
	1/1/14	12/9/13				13,213	350,012

Mr. Williams	1/1/14	12/9/13	7,064	13,328	26,656		497,268
	1/1/14	12/9/13				10,108	267,761

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.

(2)	These share numbers represent the threshold, target and maximum Performance Share awards under the Performance Share Plan for the 2014-2016 Incentive Period. The threshold award is 53% of the target Performance Share award, and the maximum award is 200% of the target Performance Share award.

(3)	The RSU grants under the 2010 Plan reported in this column generally vest in full on the fourth anniversary of the grant date, at which time each NEO will receive an equivalent number of shares of Company stock.

(4)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in note 10 to the Company’s 2014 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Ms. Martore

In February 2007, the Company entered into an employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. Ms. Martore’s current base salary is $1 million; however, she voluntarily reduced it to $900,000 from 2010 through 2013. Ms. Martore declined a salary increase in connection with her promotion to President and COO in February 2010 and again when she was promoted to President and CEO in October 2011. Her benefits under her employment agreement, the SERP, the TCP, the Performance Share Plan and certain other plans have been calculated assuming that she did not voluntarily reduce her base salary. All stock options (“SOs”) and RSUs granted to Ms. Martore will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such termination, will remain exercisable for the lesser of the remaining term or three years. Ms. Martore will not forfeit Performance Shares previously granted to her upon a termination of her employment. The number of Performance Shares that will be paid to Ms. Martore will be calculated in accordance with the terms of the Performance Share Plan, assuming that Ms. Martore was continuously employed by the Company through the last day of each of the applicable Performance Share Incentive Periods. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Martore’s post-employment benefits.

Ms. Harker

In June 2012, Ms. Harker was appointed the Company’s Chief Financial Officer and entered into a termination benefits agreement with the Company, effective July 23, 2012. In connection with her appointment, Ms. Harker was granted RSUs and Performance Shares with an aggregate grant date value of $1.1 million. Each of these grants was subject to the Company’s standard vesting schedule, except that these initial stock grants (but not future grants) will immediately vest in full if the Company terminates Ms. Harker’s employment without “good cause” as defined in her termination benefits agreement. See also the “Other Potential Post-Employment Payments” section for more information about Ms. Harker’s post-employment benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)
Ms. Martore	63,000			61.26	2/27/2015
	62,000			31.75	2/26/2016
	100,000			15.08	12/11/2017
	300,000			15.00	2/23/2018
	138,000	46,000	(1)	16.23	2/22/2019
						56,096	(2)	1,781,609
						53,872	(3)	1,710,975
						37,750	(4)	1,198,940
									119,284	(5)	3,788,460
									80,407	(6)	2,553,726
Ms. Harker						27,383	(2)	869,684
						29,461	(3)	935,681
						16,846	(4)	535,029
									40,383	(5)	1,282,564
									22,213	(6)	705,485

Mr. Dickey	20,000			61.26	2/27/2015
	18,000			29.98	12/7/2015
	20,000			31.75	2/26/2016
	40,000			15.00	2/23/2018
	78,750	26,250	(1)	16.23	2/22/2019
						32,723	(2)	1,039,282
						32,407	(3)	1,029,246
						17,176	(4)	545,510
									44,421	(5)	1,410,811
									22,648	(6)	719,300

Mr. Lougee	25,000			31.75	2/26/2016
		17,250	(1)	16.23	2/22/2019
						22,906	(2)	727,495
						22,391	(3)	711,138
						13,213	(4)	419,645
									30,691	(5)	974,746
									17,422	(6)	553,323

Mr. Williams	18,500			61.26	2/27/2015
	16,500			31.75	2/26/2016
		13,500		16.23	2/22/2019
						18,979	(2)	602,773
						16,710	(3)	530,710
						10,108	(4)	321,030
									22,905	(5)	727,463
									13,328	(6)	423,297

(1)	The unvested portion of these SOs vested on February 23, 2015.

(2)	These RSUs will vest on December 31, 2015. The value of these RSUs is based on the product of the number of RSUs multiplied by $31.76, the closing price of a share of Company stock on December 26, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(3)	These RSUs will vest on December 31, 2016. The value of these RSUs is based on the product of the number of RSUs multiplied by $31.76, the closing price of a share of Company stock on December 26, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(4)	These RSUs will vest on December 31, 2017. The value of these RSUs is based on the product of the number of RSUs multiplied by $31.76, the closing price of a share of Company stock on December 26, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2013-2015 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2015. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and multiplying the target number of Performance Shares by $31.76, the closing price of a share of Company stock on December 26, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)	These share numbers represent the target Performance Share awards under the Performance Share Plan for the 2014-2016 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2016. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and multiplying the target number of Performance Shares by $31.76, the closing price of a share of Company stock on December 26, 2014. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gracia C. Martore	50,000	1,292,640	317,868	10,398,380
Victoria D. Harker	0	0	61,929	2,045,515
Robert J. Dickey	80,000	1,156,880	127,285	4,153,824
David T. Lougee	37,250	514,075	92,600	3,019,378
John A. (Jack) Williams	125,500	1,617,390	77,726	2,533,690

(1)	These share amounts include RSUs that vested in their entirety on December 10, 2014, the fourth anniversary of their December 10, 2010 grant date and Performance Shares that vested based on the results of the 2012-2014 Incentive Period, which ended December 31, 2014.

(2)	These amounts equal the product of the number of vested RSU shares multiplied by $31.91, the closing price of a share of Company stock on December 10, 2014, the vesting date, plus the product of the number of Performance Shares earned for the 2012-2014 Incentive Period, which ended December 31, 2014, multiplied by $33.03, the closing price of a share of Company stock on February 4, 2015, the payout date for the 2012-2014 Incentive Period.

PENSION BENEFITS

The table below shows the actuarial present value as of December 28, 2014 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Gannett Supplemental Retirement Plan, or SERP, in each case determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an assumed retirement age of 65 for Ms. Martore, Mr. Dickey and Mr. Williams (with the pension amount taking into account only pay and service earned through December 28, 2014) and an immediate retirement for Mr. Lougee under the SERP, and an immediate retirement for all NEOs who participate with respect to the GRP. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Ms. Harker does not participate in the GRP or the SERP.

Name	Plan Name	Number of years credited service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ms. Martore	GRP	23.25	(1)	558,620	0
	SERP	29.67		15,997,276	0

Mr. Dickey	GRP	18.75	(1)	297,670	0
	SERP	25.17		4,744,152	0

Mr. Lougee	GRP	6.58		75,996	0
	SERP	6.58		71,688	0

Mr. Williams	GRP	13.25	(1)	223,970	0
	SERP	19.67		3,813,724	0

(1)	Ms. Martore, Mr. Dickey and Mr. Williams have fewer years of credited service under the GRP than under the SERP. As discussed in the description of the GRP beginning on page 43, participants in the GRP ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Ms. Martore, Mr. Dickey and Mr. Williams continue to accrue benefits under the SERP at a reduced rate (as described in the discussion of the SERP found in the “Compensation Discussion and Analysis” section of this Proxy Statement) based on actual years of service. The Company does not generally provide additional pension service credit to any executive for years not actually worked.

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate earnings in Last FY ($)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE ($)
Ms. Martore	0	0	129,309	14,800	2,820,348

Ms. Harker	0	51,500	6,453	0	86,953

Mr. Dickey	0	0	0	0	0

Mr. Lougee	0	49,501	38,511	0	382,002

Mr. Williams	0	0	54,390	0	957,882

(1)	The Company makes contributions to the DCP on behalf of Ms. Harker and Mr. Lougee in an amount equal to 5% of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2015 for services provided by Ms. Harker and Mr. Lougee in 2014.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control or termination in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 28, 2014. In presenting this disclosure, we describe amounts earned through December 28, 2014, taking into account, where applicable, bonuses paid in 2015 but earned as a result of 2014 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would have been paid out to the executives upon their termination had it occurred on December 28, 2014. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code. In addition, receipt of severance benefits generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement or post-termination benefits that currently include the following:

•

Pension.    The vested portions of the executive’s GRP and SERP benefits are payable at the date of termination, in the case of the GRP, and at the later of the termination date or the date the executive reaches age 55, in the case of the SERP.

•

RSUs and SOs.    Executives who retire at or after age 65 or who voluntarily terminate employment after attaining age 55 and completing five years of service are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. The SOs of executives who retire at or after age 65 or who voluntarily terminate employment after attaining age 55 and completing five years of service continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contract with Ms. Martore provides that, upon her termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract”), all SOs and RSUs granted to her would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or three years. Executives who voluntarily terminate employment prior to age 65 and who have not attained age 55 and completed five years of service will forfeit all unvested RSUs and SOs (except for terminations due to death or disability as discussed below).

•

Performance Shares.    Executives who retire at or after age 65 or who voluntarily terminate employment after attaining age 55 and completing five years of service are generally entitled to receive following the expiration of each applicable Incentive Period the number of Performance Shares the executive would have received had the executive continued employment with the Company through the end of such Incentive Period, prorated for the number of full months the executive worked during such Incentive Period. In the case of Ms. Martore’s retirement or voluntary termination of employment, Ms. Martore would be entitled to receive all of the Performance Shares she would have received had she continued employment with the Company through the end of each applicable Incentive Period. Executives who voluntarily terminate employment prior to age 65 and who have not attained age 55 and completed five years of service will forfeit their right to receive all Performance Shares for which the Incentive Period has not ended on the date of such termination (except for terminations due to death or disability as discussed below).

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Williams ($)
Pension	17,226,992		0	(3)	5,378,196		147,684		3,967,782
Stock Options	9,554,140		0		1,925,628	(4)	250	(4)	165	(4)
Restricted Stock Units	4,691,524		0		1,430,438		1,006,061		797,685
Performance Shares	6,342,186	(5)	0		1,180,307	(5)	834,272	(5)	626,074	(5)
TOTAL(1)(2)	37,814,842		0		9,914,569		1,988,267		5,391,706

(1)

In addition to the amounts reported in this table, our NEOs receive certain post-retirement benefits and perquisites. Ms. Martore owns a universal life insurance policy with a face amount equal to the sum of two times her base salary and last bonus (in each case, at the time of underwriting) plus $200,000, with annual increases based upon Ms. Martore’s level of compensation for a given year (which increases are capped at 10% per year) up to the maximum benefit approved at the time of underwriting. The face amount of Ms. Martore’s policy will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time Ms. Martore reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of this premium ranges from $10,000-$50,000 per year but is subject to variance pursuant to customary insurance underwriting procedures. The NEOs receive the following post-retirement benefits and perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) other than Ms. Harker, the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) other than Ms. Harker, supplemental medical insurance coverage for the executive and his or her family; and (iv) generally permitted to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. As of December 28, 2014, Ms. Harker has not satisfied the age and service requirements to receive these benefits, and Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams have the right to receive these benefits. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be approximately $25,000 for each NEO who is eligible to receive them. The Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time to time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated executives.

(2)	NEOs (other than Ms. Martore, who participates in a similar program) may participate in the Company’s Key Executive Life Insurance Program (KELIP). Mr. Dickey, Mr. Lougee and Mr. Williams participate in the KELIP and Ms. Harker has chosen not to begin the underwriting process. Under the KELIP, the Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by the executives, which premiums are expected to range between approximately $30,000—$50,000 per participant in 2015. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55. As of December 28, 2014, Mr. Dickey, Mr. Lougee and Mr. Williams have the right to receive these benefits.

(3)	The amount shown for Ms. Harker reflects the fact that she does not participate in the GRP or the SERP.

(4)	The amounts shown for Mr. Dickey, Mr. Lougee and Mr. Williams represent the aggregate value of vested SOs held by each of them as of the last day of the Company’s 2014 fiscal year. Vesting of the unvested SOs held by these executives will not be accelerated in the event of their retirement or voluntary termination.

(5)	The amounts shown represent the value of Performance Shares for the 2013-2015 and 2014-2016 Incentive Periods, in each case assuming payout at 100% of the target amount and a per share stock value of $31.76, the closing price of a share of Company stock on December 26, 2014. The value of the actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the end of each of the last four quarters of the applicable Incentive Period and the price of a share of Company stock on the payout date. The payout date will not occur until after the end of the applicable Incentive Period.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP benefits. The executive’s vested benefit under the GRP would be payable to an eligible spouse at the date of death. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. Except as set forth in the footnotes to the table below, the vesting of SOs does not accelerate upon death but rather SOs continue to vest and remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Performance Shares.    In the event of an executive’s death, the executive’s estate generally would receive following the expiration of each applicable Incentive Period the number of Performance Shares the executive would have received had the executive continued employment with the Company through the end of such Incentive Period, prorated for the number of full months the executive worked during such Incentive Period. In the case of Ms. Martore’s death, Ms. Martore’s estate would receive all of the Performance Shares she would have received had she continued employment with the Company through the end of each applicable Incentive Period.

•

Life insurance.    Death benefits are payable under individual policies maintained by the Company and owned by Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams in the amounts shown in the table below. Ms. Harker continues to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit of one times base salary and last annual bonus).

Potential Payment Obligation Upon Death

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Williams ($)
Pension	17,226,992		0	(4)	5,378,196		147,684		3,967,782
Stock Options	9,554,140	(1)	0		1,925,628	(5)	250	(5)	165	(5)
Restricted Stock Units	4,691,524	(1)	1,253,821		1,430,438		1,006,061		797,685
Performance Shares(6)	6,342,186	(1)	1,090,204		1,180,307		834,272		626,074
Life Insurance	4,395,082		1,250,000		3,826,598		3,062,792		1,999,782
Additional Death Benefit	7,500,000	(2)	0		0		0		0
TOTAL(3)	49,709,924		3,594,025		13,741,167		5,051,059		7,391,488

(1)	Upon a termination of employment as a result of death, the estate of Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs, and the same value of Performance Shares, as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to her employment contract, upon a termination of employment as a result of death, the estate of Ms. Martore would be entitled to a lump sum cash payment in an amount equal to two times the sum of (a) her base salary as of the date of death (but no less than the minimum contractually provided base salary for Ms. Martore) and (b) the greater of (i) her most recent annual bonus as of the date of death, or (ii) the average of her three most recent annual bonuses as of the date of death.

(3)	In addition to the amounts reported in this table, the Company would continue to provide supplemental medical insurance coverage for the eligible dependents of Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams in addition to the regular post-retirement medical insurance coverage available to them on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $10,000 for each of Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams. Ms. Harker is not eligible to receive this benefit.

(4)	The amount shown for Ms. Harker reflects the fact that she does not participate in the GRP or the SERP.

(5)	The amounts shown for Mr. Dickey, Mr. Lougee and Mr. Williams represent the aggregate value of vested SOs held by each of them as of the last day of our 2014 fiscal year. Vesting of the unvested SOs held by these executives will not be accelerated in the event of their death.

(6)	The amounts shown in this row represent the value of Performance Shares for the 2013-2015 and 2014-2016 Incentive Periods, in each case assuming payout at 100% of the target amount and a per share stock value of $31.76, the closing price of a share of Company stock on December 26, 2014. The value of the actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the end of each of the last four quarters of the applicable Incentive Period and the price of a share of Company stock on the payout date. The payout date will not occur until after the end of the applicable Incentive Period.

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon termination of employment, but not prior to age 55. The GRP benefit and the SERP benefit for each of Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. Except as set forth in the footnotes to the table below, the vesting of SOs does not accelerate upon disability but rather SOs continue to vest and remain exercisable for the lesser of the remaining term or three years.

•

Performance Shares.    In the event of an executive’s termination due to a disability, the executive generally would receive following the expiration of each applicable Incentive Period the number of Performance Shares the executive would have received had the executive continued employment with the Company through the end of such Incentive Period, prorated for the number of full months the executive worked during such Incentive Period. In the case of Ms. Martore’s termination due to a disability, Ms. Martore would receive all of the Performance Shares Ms. Martore would have received had she continued employment with the Company through the end of each applicable Incentive Period.

•

Disability Benefits.    Ms. Martore is entitled to disability benefits under her employment contract in the event that the Company terminates her employment due to a disability that the Company’s Board of Directors determines has incapacitated her or can reasonably be expected to incapacitate her from performing her duties for six months, but does not qualify her to be entitled to receive disability benefits under the Company’s disability plans applicable to all employees at the time of her termination. Under such circumstances, Ms. Martore is entitled to a disability benefit equal to the benefit she would have been entitled to receive under the Company’s disability plans applicable to all employees if she had qualified for such benefits. This benefit is subject to certain conditions, limitations and offsets, including an offset for any benefit Ms. Martore becomes eligible to receive under the Company’s disability plans applicable to all employees. In the event that Ms. Harker, Mr. Dickey, Mr. Lougee or Mr. Williams become disabled they would be entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits. For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan.

Potential Payment Obligation Upon Disability

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Williams ($)
Pension	17,226,992		0	(5)	5,378,196		147,684		3,967,782
Stock Options	9,554,140	(1)	0		1,925,628	(6)	250	(6)	165	(6)
Restricted Stock Units	4,691,524	(1)	1,253,821		1,430,438		1,006,061		797,685
Performance Shares(7)	6,342,186	(1)	1,090,204		1,180,307		834,272		626,074
Disability Benefits(2)	3,529,327		3,575,455		3,542,963		6,130,853		939,274
Additional Disability Benefits	7,500,000	(3)	0		0		0		0
TOTAL(4)	48,844,169		5,919,480		13,457,532		8,119,120		6,330,980

(1)	SOs and RSUs granted to Ms. Martore would vest, and Ms. Martore would be entitled to receive Performance Shares, in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	In the event of a disability, each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 28, 2014, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

(3)	Pursuant to her employment contract, upon a termination of employment as a result of disability, Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) her base salary as of the date of termination (but no less than the minimum contractually provided for base salary for Ms. Martore) and (b) the greater of (i) her most recent annual bonus as of the date of termination, or (ii) the average of her three most recent annual bonuses as of the date of termination.

(4)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(5)	The amount shown for Ms. Harker reflects the fact that she does not participate in the GRP or the SERP.

(6)	The amounts shown for Mr. Dickey, Mr. Lougee and Mr. Williams represent the aggregate value of vested SOs held by each of them as of the last day of the Company’s 2014 fiscal year. Vesting of the unvested SOs held by these executives will not be accelerated in the event of their disability.

(7)	The amounts shown in this row represent the value of Performance Shares for the 2013-2015 and 2014-2016 Incentive Periods, in each case assuming payout at 100% of the target amount and a per share stock value of $31.76, the closing price of a share of Company stock on December 26, 2014. The value of the actual payout will depend upon the Company’s TSR relative to its TSR Peer Group Companies at the end of each of the last four quarters of the applicable Incentive Period and the price of a share of Company stock on the payout date. The payout date will not occur until after the end of the applicable Incentive Period.

Change in Control

The Company has a Transitional Compensation Plan (TCP) to assure the Company would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the TCP provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason” or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily. Ms. Harker first participated in the TCP after April 15, 2010.

Following is a summary of several key terms of the TCP:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 26, 2014, the severance periods for Ms. Martore, Ms. Harker, Mr. Dickey, Mr. Lougee and Mr. Williams are 36, 24, 36, 27 and 36 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•

Pension.    In addition to their vested GRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. The SERP benefit of Mr. Lougee was subject to the service and pay freeze as of August 1, 2008.

Mr. Lougee is vested in his SERP benefit. The TCP would provide Mr. Lougee with cost-of-living increases on his SERP benefit through the end of his severance period. Ms. Harker does not participate in the GRP or the SERP.

•

Payments.    Upon a TCP participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

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Excise Tax Gross-Ups.    Executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Ms. Harker, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. However, the change of control benefits for such executives will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

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Retiree Medical and Life Insurance Credit.    For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period.

In addition to the benefits afforded under the TCP, all SOs and RSUs immediately vest upon a change in control, and a NEO will be entitled to receive a number of Performance Shares within 30 days after the change in control based on the Company’s relative Total Shareholder Return compared to its TSR Peer Group on the date of the change in control, unless the change in control occurs during the first 6 months of an Incentive Period, in which case the NEO will receive the target number of Performance Shares set forth in the NEO’s award agreement. Our NEOs also would receive other benefits under the SERP, DCP and the Omnibus Plan upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

•	Omnibus Plan. All RSUs are paid shortly after the change in control.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control.

Potential Payment Obligation Upon Termination Following a Change in Control

	Ms. Martore ($)		Ms. Harker ($)		Mr. Dickey ($)		Mr. Lougee ($)		Mr. Williams ($)
Pension(1)	25,576,513		0	(4)	7,579,364		151,148		5,514,999
Stock Options(2)	9,554,140		0		2,333,290		268,143		209,820
Restricted Stock Units(3)	4,691,524		2,340,394		2,614,038		1,858,278		1,454,513
Performance Shares(4)(9)	8,334,093		2,538,327		2,691,166		1,959,661		1,480,932
Severance	11,250,000		2,810,000		4,275,000		3,093,750		3,345,000
Excise Tax Gross-up	9,973,662	(5)	0	(8)	3,225,239	(5)	0	(5)	2,490,559	(5)
TOTAL(6)	69,379,932		7,688,721		22,718,097		7,330,980		14,495,823

(1)	These amounts reflect the full benefits payable in the event of a change in control. Of the pension amounts shown in this table, these executives would have received the following amounts upon retirement/voluntary termination absent a change in control: Ms. Martore—$17,226,992; Mr. Dickey—$5,378,196; Mr. Lougee—$147,684; and Mr. Williams—$3,967,782.

(2)	Of the SO amounts shown in this table, these executives would have received the following amounts upon retirement/voluntary termination absent a change in control: Ms. Martore—$9,554,140; Mr. Dickey—$1,925,628; Mr. Lougee—$250; and Mr. Williams—$165.

(3)	Of the RSU amounts shown in this table, these executives would have received the following amounts upon retirement/voluntary termination absent a change in control: Ms. Martore—$4,691,524; Ms. Harker—$0; Mr. Dickey—$1,430,438; Mr. Lougee—$1,006,061; and Mr. Williams—$797,685.

(4)	Of the Performance Share amounts shown in this table, these executives would have received the following amounts upon retirement/voluntary termination absent a change in control (assuming payout at 100% of the target amount with the payout occurring after the end of the Incentive Periods for the 2013-2015 and 2014-2016 Performance Shares): Ms. Martore—$6,342,186; Ms. Harker—$0; Mr. Dickey—$1,180,307; Mr. Lougee—$834,272; and Mr. Williams—$626,074.

(5)	The following assumptions were used to estimate excise tax gross-up amounts for each of Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Williams: the portion of the Performance Share payment treated as a change in control payment is equal to the amount by which the Performance Share payment set forth in the table above exceeds the amount of the Performance Share payment set forth in the Retirement/Voluntary Termination table; in turn, such excess amount (which is performance-based pay) is treated as reasonable compensation for services rendered prior to the change in control.

(6)	In addition to the amounts reported in this table, each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Ms. Martore—$161,993, Ms. Harker—$32,778, Mr. Dickey—$212,487, Mr. Lougee—$133,808, and Mr. Williams—$210,970. Each NEO would also receive a lump sum distribution in the amount shown in the DCP table on page 55. Each NEO also would receive post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(7)	The amount shown for Ms. Harker reflects the fact that she does not participate in the GRP or the SERP.

(8)	Ms. Harker is not entitled to receive an excise tax gross-up under the TCP. In the event that Ms. Harker is subject to the excise tax under Code Section 4999, her change in control benefits will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put her in a better after-tax position. The full amount of Ms. Harker’s severance is reflected in the Table.

(9)

The amounts shown in this row represent the value of Performance Shares assuming payout on December 28, 2014 at 100% of the target amount for the grants made on January 1, 2013 for the Company’s 2013-2015 Incentive Period and 178% of the target amount for the grants made on

January 1, 2014 for the Company’s 2014-2016 Incentive Period, in each case reflecting the Company’s TSR relative to its applicable TSR Peer Group Companies as of December 28, 2014 and assuming a per share stock value of $31.76, the closing price of a share of Company stock on December 26, 2014. The value of the actual payouts will depend upon the Company’s TSR relative to its applicable TSR Peer Group companies at the time of any change in control of the Company and the price of a share of Company stock on the payout date.

Other Potential Post-Termination Payments to Ms. Martore under her Employment Contract and to Ms. Harker under her Termination Benefits Agreement.

The Company may terminate the employment of Ms. Martore or Ms. Harker for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by the executive to perform the duties described in Ms. Martore’s employment contract or Ms. Harker’s termination benefits agreement, which she does not remedy within 30 days after receipt of written notice; (3) the material breach by the executive of certain provisions of Ms. Martore’s employment contract or Ms. Harker’s termination benefits agreement, which she does not remedy within 30 days after receipt of written notice; or (4) conviction of the executive of a felony. In the event of termination of employment for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section, certain other vested rights (e.g., 401(k) Plan and DCP benefits) and, in the case of Ms. Martore, her SOs, RSUs and Performance Shares.

Ms. Martore or Ms. Harker each may terminate her employment for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Ms. Martore’s employment contract or Ms. Harker’s termination benefits agreement; or (3) the Company materially breaches the applicable agreement with the executive. In addition, Ms. Martore may also terminate her employment for “good reason” if the Company changes the principal geographic location of the performance of Ms. Martore’s duties away from the Washington, D.C. metropolitan area. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement as described in the Retirement/Voluntary Termination disclosure section, which currently include the following:

•

Severance.    Ms. Martore would be entitled to cash severance payments equivalent in amount to those payable to her estate, as described in the Potential Payment Obligation Upon Death disclosure section. Pursuant to Ms. Harker’s termination benefits agreement, Ms. Harker would be entitled to a cash severance payment in an amount equal to the sum of (a) her annual base salary in effect on the date of termination, and (b) her most recent annual bonus as of the date of termination.

Potential Payment Obligation Upon Involuntary Termination In Connection with or Following Potential Publishing Spin-Off

The Company has adopted the Gannett Leadership Team Transition Severance Plan (GLT-TSP) to promote certainty and minimize disruption for certain senior executives, other than Ms. Martore, in connection with the potential spin-off of the Company’s publishing business (and its affiliated digital platforms) into a new, independent, publicly-traded company. (The spin-off will not constitute a change in control under the TCP.) Ms. Harker will be eligible to participate in the GLT-TSP upon the expiration of her existing Termination Benefits Agreements. Under the GLT-TSP, in the event of an involuntary termination without “cause” in connection with the spin-off of the Company’s publishing business that takes place prior to the first anniversary of the spin-off, the executive would be entitled to the following post-termination severance benefit in addition to the benefits he or she would receive upon early retirement as described in the Retirement/Voluntary Termination disclosure section: the former executive would be entitled to a severance payment payable in one lump sum cash payment in an amount equal to the product of (a) a severance multiple and (b) the sum of the participant’s annual base salary and annual bonus earned for the most recent fiscal year of the Company preceding the termination (or, if greater, the average annual bonuses earned over the three fiscal years of the Company preceding the termination). The severance multiple is 1.0 for participants with less than 15 years of service with the Company (including Ms. Harker, upon her eligibility to participate, and Mr. Lougee), and 1.5 for participants with 15 or more years of service (including Mr. Dickey and Mr. Williams). Receipt of severance benefits would be conditioned on the participant signing a separation agreement that includes a release of claims in favor of the Company, the spin-off company and their respective affiliates and contains customary post-employment restrictive covenants.

PROPOSAL 5—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 27-65 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Executive Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2014, strongly align the interests of our NEOs with those of our shareholders and also permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 48 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR adoption of the following resolution:

“RESOLVED, that the shareholders of Gannett Co., Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

The approval of this Proposal 5 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting. While the advisory vote we are asking you to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

At least once every six years, we are required by the Dodd-Frank Act to provide shareholders with an opportunity to cast a non-binding, advisory vote on the frequency of future advisory votes on executive compensation. At our 2011 annual meeting, our shareholders voted in favor of holding such advisory votes on an annual basis. Accordingly, at that time, the Board determined that the Company’s policy will be to include an advisory vote on executive compensation in the Company’s annual meeting proxy materials every year until the next required frequency vote is held.

PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE OF CONTROL

The International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, a beneficial owner of 180 shares of common stock of the Company, has notified the Company that it intends to present a proposal at the Annual Meeting. The text of the proposal and supporting statement as received by the Company, for which the Board of Directors accepts no responsibility, is set forth below.

Proposal 6 will be voted on at the 2015 Annual Meeting only if properly presented by or on behalf of the International Brotherhood of Teamsters. Approval of this precatory proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will be counted as present for purposes of this vote and therefore will have the same effect as a vote against this shareholder proposal. Broker non-votes will not be entitled to vote on this proposal.

The Board of Directors unanimously opposes this proposal for the reasons stated after this proposal and supporting statement.

Proposal (as received)

“RESOLVED: The shareholders ask the Board of Directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that the Board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.”

“For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.”

Supporting Statement

“Gannett Co., Inc. (“the Company”), allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change in control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with a senior executive’s performance.”

“According to last year’s proxy statement, a change in control at the end of the 2013 fiscal year could have accelerated the vesting of $51 million worth of equity awards to the Company’s five executive officers, with Ms. Martore, the CEO, entitled to $25.6 million out of a total personal severance package of $62 million.”

“We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.”

“We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.”

“This proposal, received majority support last year, the vote count was 52% in favor, yet the Company has made no changes to its policy.”

“Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as, providing pro rata awards or simply forfeiting unearned awards.”

“We urge you to vote FOR this proposal.”

GANNETT BOARD OF DIRECTORS RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE AGAINST THIS PROPOSAL 6.

GANNETT STATEMENT IN OPPOSITION

In February 2015, the Company adopted a policy to implement “double trigger” vesting (rather than automatic accelerated vesting) of equity awards in the event of a change in control transaction, a policy that is both consistent with market trends and feedback from our shareholders.

The Executive Compensation Committee has designed the Company’s executive compensation program to place a heavy emphasis on pay for performance and align the interests of the Company’s senior executives with those of its shareholders, with the ultimate objective of driving shareholder return. The executive compensation program has been well-received by our shareholders, who overwhelmingly approved the Company’s 2014 Say on Pay resolution with approximately 95% of the votes cast in favor of the proposal.

However, management, the Board and the Committee understand that a 95% favorable Say on Pay vote does not mean that there is no reason to evaluate, or room to improve, the Company’s executive compensation practices and policies. Indeed, as described in the Executive Summary of the CD&A section of this Proxy Statement, the Committee regularly examines its pay practices and policies, and makes appropriate changes where warranted in the interests of our shareholders. That commitment is why the Company spends the time, energy and money to engage actively with its shareholders on issues, executive compensation among them, to understand both what the Company is doing well and what it can do better.

The Company’s recent shareholder engagement efforts relating to executive compensation have focused on the non-binding shareholder proposal included in the Company’s 2014 Proxy Statement, substantially identical to the non-binding proposal presented above and submitted by the same proponent, concerning the vesting of outstanding equity awards upon a change in control. That shareholder proposal was narrowly approved by 52% of the votes cast on the proposal at the 2014 annual meeting. The proposal’s terms did not request the Company to take immediate action to address it; rather, the 2014 proposal’s express language requested action only by such time as the Company next amended its 2010 Plan, and clearly stated that any actions taken by the Company to implement the proposal should not affect any contractual rights in effect on the date of adoption.

Despite not being required to do so by the express language of the proposal, management and the Committee undertook a comprehensive review of equity award vesting policies upon a change in control, reflecting the Company’s commitment to good corporate governance and the value we place on input from our shareholders. This review was well underway before the current proposal was received by the Company. The original “single trigger” treatment of our equity awards was re-assessed and continued in 2010 based upon survey data from Meridian Compensation Partners, LLC, the Committee’s independent compensation consultant. Meridian’s 2010 survey data showed that “single-trigger” vesting, in full, of RSUs and Performance Shares upon a change in control was a majority practice among a representative sample of S&P 500 companies selected by Meridian. However, Meridian’s 2013 survey data showed that the prevailing approach had changed, such that a majority of survey respondents then reported that vesting of their company’s RSUs and Performance Shares will only accelerate upon a change in control if the successor company does not assume the awards or the recipient has a qualifying termination of employment within two years following the date of the change in control. However, Meridian’s 2013 survey data also showed an increasing trend toward full vesting of equity awards in connection with any such acceleration, by more than a 2:1 margin.

Since the 2014 Annual Meeting of Shareholders, as part of its regular shareholder engagement program, management sought the input of shareholders about implementing changes in the Company’s policy relating to vesting of equity awards upon a change in control. The shareholders with whom we spoke expressed a range of views on this matter, but two key principles emerged from our discussions that supported the market trends identified by Meridian. It was generally agreed that vesting of equity awards upon a change in control should not be automatic if the acquirer is willing to assume the awards. Our shareholders told us they prefer not to see automatic single-trigger vesting because it may result in significant payments to executives without requiring a continuing commitment to work for the successor company following a change in control. This could result in the loss of key talent required for the ongoing performance of the business – thereby making it less likely, in the eyes of our shareholders, that potential acquirors would be willing to offer a substantial premium for their shares in connection with a change in control transaction. We heard, instead, that our shareholders would prefer that our executives only be entitled to accelerated vesting of equity upon a change in control (1) if the successor company was unwilling to assume our existing equity awards at closing, or (2) if the successor company was willing to assume our existing equity awards at closing, but an executive’s employment was terminated after the change in control, either by the successor without cause, or by the executive for good reason (i.e. “double-trigger” vesting). Notably, the proposal would not permit the accelerated vesting of equity awards even in a circumstance where the acquirer does not desire to assume them. As a result, it could impair the Board’s ability to negotiate the best deal for its stockholders.

While there was consistent support for adopting a double-trigger approach as requested in the shareholder proposal, only a few shareholders supported pro rata vesting after a double-trigger had occurred. Most of the shareholders with which we spoke agreed that the financial interests of executives should be aligned as closely as possible with those of shareholders when faced with making critical decisions regarding a change in control situation, and our shareholders were concerned that pro rata vesting might bias executives against a transaction if the executives face the prospect of losing both their previously granted equity compensation and their employment.

The take-away from our shareholder engagement efforts was that it was appropriate to revise our policy regarding vesting of equity awards following a change in control, but that the outcome sought by the shareholder proposal was not optimal for any of our constituents. Management and the Committee instead crafted a policy that would strike the appropriate balance between competing considerations: the need for the Company to motivate and retain key executives to pursue a change in control transaction in the best interests of shareholders from inception through completion; and, avoidance of payments to executives who are unwilling to make their employment services available to the successor company following completion of the change in control.

After careful review of our compensation program and taking into consideration feedback from our shareholders, the Committee approved certain changes to future grants of equity awards under the 2010 Plan. For awards granted on or after January 1, 2016, subject to contractual rights in effect on February 24, 2015, the date of adoption of the change in policy by the Committee, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control. We believe our balanced approach addresses what we and our shareholders view as the primary concern of the proposal – single trigger vs. double trigger vesting – without creating a conflict of interest for senior executives whose services are unlikely to be retained following a change in control.

Accordingly, the Board, the Committee and management feel that the Company has appropriately addressed the substantive issues raised by the shareholder proposal, and are comfortable that the approach the Company has adopted is consistent with prevailing executive compensation trends and practices and the feedback we received from our shareholders. Our compensation program has received overwhelming support from our shareholders, and further changes are not warranted at this time. Therefore, the Board believes the shareholder proposal is NOT in the best interests of the Company or its shareholders, and unanimously recommends that shareholders vote AGAINST this proposal.

DIRECTOR COMPENSATION

The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. The Company paid its directors the following for the 2014-2015 director compensation year:

•

an annual retainer of $175,000, payable 50% in cash and 50% in the form of a long-term award of restricted shares with a grant date value equal to $87,500, granted on the first day of the compensation year;

•

an additional annual retainer fee of $15,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $100,000 to the independent Chairman of the Board;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

The cash portion of a director’s retainer fee is paid quarterly during the compensation year. However, directors may elect to receive the cash portion of their retainer fees in restricted shares valued at 110% of the applicable cash fee, based on the closing market value of the Company’s stock on the grant date. Restricted shares received in lieu of the cash portion of a director’s retainer fee vest at a rate of 1/4th of the shares per quarter after the grant date, receive dividends and are held by the Company for the benefit of the director until the director leaves the Board, at which time vested shares are delivered to the director.

The equity portion of the retainer fee is granted to directors on the first day of the compensation year for directors. These awards of restricted shares vest at a rate of 1/36th of the shares per month, receive dividends or, if deferred, dividend equivalent rights. Once vested, these restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date.

If a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws, all of the director’s restricted shares shall fully vest upon such retirement, and SOs held by a director who has served at least three years shall fully vest upon such retirement. Restricted shares and SOs also automatically vest upon a change of control of the Company. When a non-employee director leaves the Board for any other reason, the director’s unvested restricted shares and unvested SOs are forfeited, except that, if the director leaves after having completed (i) at least three full years of service on the Board, the director’s SOs will vest for one additional year and the director will have that extra year to exercise any vested SOs, (ii) at least six full years of service on the Board, the director’s SOs will vest for two additional years of added vesting and exercise time, and (iii) nine or more full years of service on the Board, the director’s SOs will vest for three additional years and exercise time. All unvested SOs will continue to vest during such post-termination exercise period in accordance with the original vesting schedule.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett stock fund of the DCP.

The Committee amended the Company’s Principles of Corporate Governance, effective as of December 9, 2014, to eliminate a prior requirement that new directors purchase at least 1,000 shares of Company stock upon joining the Board of Directors. Instead, the Company’s stock ownership guidelines will encourage directors to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 28, 2014. Ms. Martore received no separate compensation for her service as a director and therefore is not included in the following table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
John E. Cody(3)	92,500	104,000	10,000	206,500
Howard D. Elias(3)	10,000	183,750	0	193,750
Lidia Fonseca(4)	0	80,208	0	80,208
John Jeffry Louis	0	200,250	10,000	210,250
Marjorie Magner	125,000	87,500	10,000	222,500
Scott K. McCune	87,500	87,500	0	175,000
Duncan M. McFarland(3)(5)	34,167	0	0	34,167
Susan Ness	87,500	87,500	2,100	177,100
Tony A. Prophet(3)	0	183,750	10,000	193,750
Neal Shapiro(3)	92,500	104,000	10,000	206,500

(1)	Amounts shown in these columns reflect the compensation paid to each director in 2014 based upon the form in which the director elected to receive his or her meeting fees, retainer fees and long-term award during the 2013-2014 director compensation period and his or her retainer fees and long-term award during the 2014-2015 director compensation period. Amounts in the stock awards and options awards columns represent the aggregate grant date fair value of RSU and SO awards computed in accordance with ASC 718 based on the assumptions set forth in note 10 to the Company’s 2014 audited financial statements.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	Mr. Elias, Mr. Prophet and Mr. Shapiro each deferred all payments they received in the form of restricted stock. Mr. McFarland deferred all payments he received in the form of cash and restricted stock. Mr. Cody deferred all payments he received in the form of cash through April 2014.

(4)	Ms. Fonseca’s cash compensation reflects the fact that she joined the Board effective July 1, 2014.

(5)	Mr. McFarland retired from the Board on May 1, 2014.

Director Compensation and Ownership Guidelines for 2015-2016

The Executive Compensation Committee approved a new compensation plan for the directors, effective as of the 2015 Annual Meeting, in which the Company will pay its non-employee directors the following:

•	an annual retainer of $100,000, payable in cash quarterly;

•

an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•

an annual equity grant in the form of restricted stock units with a grant date value equal to $125,000; the restricted stock units will be granted on the first day of the compensation year, will vest at a rate of 1/4th of the shares per quarter after the grant date, will receive dividend equivalents and will be held by the Company for the benefit of the director until the director leaves the Board, at which time vested shares will be delivered to the director;

•	travel accident insurance of $1,000,000;

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year; and

•	a cash deferral opportunity, using mutual fund choices and a Company stock fund.

Restricted stock units will fully vest if a non-employee director leaves the Board due to death, disability or the age of service limitations set forth in the Company’s By-laws. Restricted stock units will also fully vest and be paid out upon a change of control. Restricted stock units that are not vested on the date the director leaves will be forfeited.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
John E. Cody	6,903/5,188	19,357/0
Howard D. Elias	36,003/6,375	23,000/6,000
Lidia Fonseca	1,201/1,202	0/0
John Jeffry Louis	10,454/6,678	60,829/6,000
Marjorie Magner	35,643/4,885	0/0
Scott K. McCune	6,600/4,885	8,000/0
Duncan M. McFarland	0/0	0/0
Susan Ness	4,600/4,885	0/0
Tony A. Prophet	4,126/4,357	0/0
Neal Shapiro	19,133/4,910	45,997/6,000

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2014 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)		(c)
Equity compensation plans approved by shareholders(1)	10,889,550	$21.8428	(2)	36,172,988
Equity compensation plans not approved by shareholders(3)	291,641			4,864,792
Total	11,181,191			41,037,780

(1)	The equity compensation plan approved by the Company’s shareholders is the 2010 Plan. The number in column (a) includes 3,006,658 shares subject to outstanding SOs, 3,682,662 shares subject to outstanding unvested restricted stock unit grants and 4,200,235 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 2,100,115 and 38,273,103 shares would remain available for future issuance under the Company’s equity compensation plans.

(2)	Represents the weighted-average exercise price of the outstanding SOs granted under the 2010 Plan.

(3)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The DCP does not currently include any shares to be issued upon the exercise of outstanding SOs, warrants and rights as a result of deferrals of grants made under the Omnibus Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2014, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner(1)	Shares Owned	Percent of Class
The Vanguard Group, Inc.(2)	16,643,735	7.4%
Carl C. Icahn (3)	14,967,373	6.63%
Gracia C. Martore	806,932	*
Victoria D. Harker	38,558	*
Robert J. Dickey	290,701	*
David T. Lougee	107,130	*
John A. (Jack) Williams	92,246	*
John E. Cody	24,176	*
Howard D. Elias	35,000	*
Lidia Fonseca	3,403	*
John Jeffry Louis	418,643	*
Marjorie Magner	27,545	*
Scott K. McCune	27,485	*
Susan Ness	10,485	*
Tony A. Prophet	2,000	*
Neal Shapiro	50,247	*
All directors and executive officers as a group (19 persons including those named above)	2,057,891	*

*	Less than one percent.

(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The following shares of common stock are included in the table because they may be acquired pursuant to SOs exercisable by May 1, 2015: Ms. Martore-646,000; Mr. Dickey-183,000; Mr. Lougee-42,250; Mr. Williams-30,000; Mr. Cody-19,357; Mr. Elias-25,000; Mr. Louis-62,829; Mr. McCune-8,000; Mr. Shapiro-47,997; and all directors and executive officers as a group- 1,132,183. The shares reported in the table do not include 1,242,254 shares owned on the Record Date by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Ms. Martore, Ms. Harker, Kevin E. Lord (Senior Vice President/Chief Human Resources Officer) and Todd A. Mayman (Senior Vice President, General Counsel and Secretary).

(2)	Based upon information as of December 31, 2014, contained in a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc., reporting, in the aggregate, sole voting power over 321,337 shares, sole dispositive power over 16,340,298 shares and shared dispositive power over 303,437 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)	Based upon information contained in a Schedule 13D/A jointly filed with the SEC on September 15, 2014, as amended on January 22, 2015 and March 2, 2015, by High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”), and Carl C. Icahn, a citizen of the United States of America (collectively, the “Reporting Persons”). The principal business address of each of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

According to the filing, High River has sole voting power and sole dispositive power with regard to 2,993,477 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,861,502 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 7,112,394 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

According to the filing, each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the Shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Gracia C. Martore	President and CEO, Director	827,165
Victoria D. Harker	Chief Financial Officer	41,316
Robert J. Dickey	President/USCP	290,701
David T. Lougee	President/Broadcasting	110,483
John A. (Jack) Williams	President/Gannett Digital Ventures	93,325
John E. Cody	Director	33,120
Howard D. Elias	Director	82,148
Lidia Fonseca	Director	3,403
John Jeffry Louis	Director	418,643
Marjorie Magner	Director	55,220
Scott K. McCune	Director	27,485
Susan Ness	Director	10,485
Tony A. Prophet	Director	10,676
Neal Shapiro	Director	76,316
All directors and executive officers as a group (19 persons including those named above)		2,225,917

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Ms. Martore-20,233; Ms. Harker-2,758; Mr. Lougee-3,353; Mr. Williams-1,079; Mr. Cody-8,944; Mr. Elias-47,148; Ms. Magner-27,675; Mr. Prophet-8,676; Mr. Shapiro-26,069; and all directors and executive officers as a group-168,026. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

OTHER

On March 1, 2015, the Company entered into a letter agreement (the “Agreement”) with Carl C. Icahn, High River Limited Partnership, Icahn Partners Master Fund LP, Icahn Partners LP and certain of their affiliates party thereto (collectively, the “Icahn Group”), pursuant to which the Icahn Group agreed to withdraw all of its previously submitted proxy proposals and director nominations in connection with the Company’s 2015 Annual Meeting. In addition, the Agreement addresses certain governance matters at the publishing company being separated and spun-off from the Company and includes certain standstill and voting commitments, as further described in the Current Report on Form 8-K that we filed with the SEC on March 2, 2015 (which includes a copy of the Agreement as an exhibit). The Company was not required to, and is not expected to, pay any fees or costs to the Icahn Group in connection with entry into the Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a).

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

[•], 2015

Appendix A

Amendment to Third Restated Certificate of Incorporation

The following shall be added as article ELEVENTH.

ELEVENTH: STOCK OWNERSHIP AND THE FEDERAL COMMUNICATIONS LAWS

Section 1. Restrictions on Stock Ownership or Transfer. As contemplated by this Article ELEVENTH, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership, either by itself or in combination with the ownership or proposed ownership of shares of capital stock of the Corporation by another person, or the exercise of any rights with respect to such shares of capital stock, (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation or any of its subsidiaries under the Federal Communications Laws, or (c) subjects or could subject the Corporation to any regulation, condition or restriction under the Federal Communications Laws to which the Corporation would not be subject but for such ownership or proposed ownership or exercise of rights (clauses (a), (b), and (c), collectively, “FCC Regulatory Limitations”). For purposes of this Article ELEVENTH, the term “Federal Communications Laws” shall mean any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, daily newspaper, cable television system, or other medium of mass communications or (y) any provider of programming content to any such medium.

Section 2. Requests for Information. If the Corporation believes that the ownership or proposed ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may result in any FCC Regulatory Limitation and/or is or may be subject to any reporting requirement regarding such person under the Federal Communications Laws, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, ownership structure, other ownership interests and affiliations) as the Corporation shall request to determine whether such ownership, proposed ownership, or exercise of rights could result in any FCC Regulatory Limitation and/or to ensure compliance with any such reporting requirement.

Section 3. Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 2 of this Article ELEVENTH does not provide all the information requested by the Corporation within 15 days after such request, or (b) the Corporation shall conclude that a shareholder’s ownership or proposed ownership of, or that a shareholder’s exercise of any rights with respect to, shares of capital stock of the Corporation results or could result in any FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) suspend those rights of stock ownership (including, without limitation, voting rights) the exercise of which causes or could cause such FCC Regulatory Limitation, (ii) refuse to permit the transfer of shares of capital stock of the Corporation to such person or allow such transfer but only on such terms and conditions as may be determined by the Corporation, (iii) redeem any or all shares of capital stock of the Corporation held by such person in accordance with the terms and conditions set forth in Section 4 of this Article ELEVENTH, and/or (iv) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation; provided, however, that to the extent reasonably feasible without adversely affecting the ability of the Corporation to obtain any requested information or prevent or cure any situation which causes or could cause any FCC Regulatory Limitation, the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (i)-(iv) of this sentence to be imposed in a substantially similar manner when imposed on similarly situated persons at substantially the same time, and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject persons (and shall not exercise the redemption remedy set forth in clause (iii) to prevent or cure any situation which causes or could cause any FCC Regulatory Limitation unless the remedies set forth in clauses (i) and (ii) would be insufficient to so prevent or cure such situation). Any such suspension of rights or refusal to transfer pursuant to clauses (i) and (ii), respectively, of the

2

immediately preceding sentence shall remain in effect until the requested information has been received and/or the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation, in which case the Corporation shall promptly so notify such transferee(s) or shareholder(s).

Section 4. Terms and Conditions of Redemption. The terms and conditions of redemption pursuant to clause (iii) of the first sentence of Section 3 of this Article ELEVENTH shall be as follows:

(a) the redemption price of any shares of the Corporation to be redeemed pursuant to clause (iii) of the first sentence of Section 3 of this Article ELEVENTH shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b) the redemption price of such shares will be paid in cash;

(c) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Corporation, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Corporation;

(d) at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the holders of the shares that have been selected to be redeemed (except for any such holder that has waived such notice in writing); provided that, notwithstanding the foregoing, the Redemption Date may be the date on which written notice is given to the holders of the shares that have been selected to be redeemed if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such holders and is then subject to prompt payment to them upon surrender to the Corporation of the share certificates or, in the case of uncertificated shares, other evidence of ownership, in each case in compliance with the policies and procedures of the Corporation’s transfer agent and of the Depositary Trust Company, if applicable;

(e) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

3

(f) such other terms and conditions as the Corporation shall determine that are necessary or advisable in connection with such redemption.

Section 5. Certain Definitions. For purposes of this Article ELEVENTH:

(a) “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the principal national securities exchange on which such capital stock is then listed during the 20 most recent trading days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4(d) of this Article ELEVENTH; provided, however, that if such shares are not listed for trading on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent trading days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section 4(d) of this Article ELEVENTH, or if such shares are not listed for trading on any national securities exchange and trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Corporation and its financial advisor.

(b) “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures, governmental entities, trusts, and other legal entities or organizations.

(c) “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to Section 4(d) of this Article ELEVENTH.

(d) “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer any Federal Communications Law.

Section 6. Legends. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article ELEVENTH.

Section 7. Interpretation. The grant of specific powers to the Corporation and/or the Board of Directors under this Article ELEVENTH shall not be deemed to preclude or restrict the

4

Corporation and/or the Board of Directors from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation. In the case of an ambiguity in the application of any of the provisions of this Article ELEVENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its understanding or knowledge of the circumstances. The Corporation and/or Board of Directors shall have the power to determine whether to take any action or actions, which action or actions to take and the methods of implementing any action or actions to be taken, so long as any action taken is not contrary to the provisions of this Article ELEVENTH. All actions, calculations, interpretations and determinations which are done or made by the Corporation and/or the Board of Directors pursuant to this Article ELEVENTH shall be made in the Corporation’s and/or the Board of Directors’ sole discretion and shall be conclusive and binding on the Corporation and all other persons for all purposes of this Article ELEVENTH. Nothing in this Article ELEVENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 8. Severability. If any provision of this Article ELEVENTH or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article ELEVENTH or the application of such provision to any other person.

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Appendix B

Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan

(amended and restated as of May 4, 2010 and reflecting amendments through February 24, 2015)

- i -

Article 1.	Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Gannett Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby amends and restates the Company’s 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards. Subject to approval by the Company’s stockholders, the Plan shall become effective as of May 4, 2010 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders, to provide Participants with an incentive for excellence in individual performance, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in that success.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

1.4 Prior Awards. As of the Effective Date no further Awards shall be made under the terms of the Plan that were in effect prior to the Effective Date. Awards granted before the Effective Date shall be governed by the terms of the Plan in effect prior to the Effective Date.

Article 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, or Cash-Based Awards.

2.3 “Award Agreement” means a written or electronic agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award granted to a Participant whose value is denominated in cash as described in Article 9 hereof.

2.7 “Change in Control” means the first to occur of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (D) any acquisition pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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Notwithstanding the foregoing, with respect to a Section 409A Award, the Committee may specify that the definition of Change in Control must also constitute an event that is a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means any committee appointed by the Board to administer Awards to Employees or Directors, as specified in Article 3 hereof.

2.10 “Company” means Gannett Co., Inc., a Delaware corporation and any successor thereto as provided in Article 18 hereof.

2.11 “Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute, or a Participant who is designated by the Committee to be treated as a “covered employee”.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

2.13 “Disability” shall have the meaning ascribed to such term in the Award Agreement. If no such definition is provided in the Award Agreement, “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than six months if such disabling condition renders the person unable to perform the material and substantial duties of his or her occupation. With respect to Section 409A Awards that become payable upon a disability, such disability must also qualify as a disability within the meaning of Treasury Regulation 1.409A-3(i)(4).

2.14 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.15 “Employee” means any employee of the Company or its Subsidiaries or Affiliates.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17 “Fair Market Value” as of any date and in respect of any Share means the then most recent closing price of a Share reflected in the consolidated trading tables of USA Today or any other publication selected by the Committee, provided that, if Shares shall not have been traded on the New York Stock Exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Shares shall be as determined by the Committee in such other manner as it may deem appropriate, provided that such valuation is consistent with the requirements of Section 409A. In no event shall the fair market value of any Share be less than its par value.

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2.18 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 hereof.

2.19 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 hereof and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422. To the extent that an option is granted that is intended to meet the requirements of Code Section 422, but fails to meet such requirements, the option will be treated as a NQSO.

2.20 “Insider” shall mean an individual who is, on the relevant date, an executive officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.21 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and that is not intended to be treated as an Incentive Stock Option, or that otherwise does not meet such requirements.

2.22 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 hereof.

2.23 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.24 “Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.25 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.26 “Performance Share” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.27 “Performance Unit” means an Award granted to a Participant whose value is specified by the Committee and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.28 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is not permitted (e.g., based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the Restricted Stock Award Agreement, as provided in Article 8 hereof.

2.29 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.30 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 hereof.

2.31 “Restricted Stock Units” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

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2.32 “Retirement” means a termination of employment after attaining age 55 and completing 5 years of service or such other definition set forth in an Award Agreement.

2.33 “Section 409A” means Code Section 409A and the regulations and other guidance issued thereunder.

2.34 “Section 409A Award” means an Award that is subject to the requirements of Section 409A.

2.35 “Shares” means the Company’s common stock, par value $1.00 per share.

2.36 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 hereof.

2.37 “Stock Award” means an Award of Shares granted to a Participant pursuant to Section 8.7 hereof.

2.38 “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company directly or indirectly has a majority voting interest.

2.39 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3.	Administration

3.1 General. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein (including, with respect to Section 409A Awards, the requirements of Section 409A), the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Committee may delegate its authority herein. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted hereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries, unless changed by the Board.

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Article 4.	Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants; Share Counting and Reacquired Shares. Prior to the restatement of this Plan, the number of Shares reserved for issuance to Participants under the Plan were thirty-two million five hundred thousand (32,500,000). As a result of this restatement, the number of Shares reserved for issuance to Participants will be increased to sixty million (60,000,000). Shares issued under the Plan may be authorized but unissued shares or treasury shares. The number of Shares reserved for issuance to Participants under the Plan is subject to adjustment as provided in Section 4.2 hereof.

For purposes of counting the number of Shares available for Awards under the Plan, the full number of shares of the Company’s common stock covered by Freestanding SARs shall be counted against the number of Shares available for Awards (i.e., not the net Shares issued in satisfaction of a Freestanding SAR Award); provided, however, that Freestanding SARs that may be settled in cash only shall not be so counted. Additionally, if an Option may be settled by issuing net Shares (i.e., withholding a number of Shares equal to the exercise price), the full number of shares of the Company’s common stock covered by the Option shall be counted against the number of Shares available for Awards, not the net Shares issued in satisfaction of an Option. If any Award (a) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or (b) results in any Shares not being issued (including as a result of any Award that was settleable either in cash or in stock actually being settled in cash), the unissued Shares covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. The following Shares shall not be added back to the number of Shares available for the future grant of Awards: (i) shares of the Company’s common stock tendered to the Company by a Participant to (A) purchase shares of the Company’s common stock upon the exercise of an Award, or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation); and (ii) shares of the Company’s common stock repurchased by the Company on the open market using the proceeds from the exercise of an Award. Subject to the foregoing, the Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

The maximum number of Shares which may be issued under Incentive Stock Options granted under the Plan is 5,000,000.

The following rules shall apply to grants of Awards under the Plan:

(a)	Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(b)	SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(c)	Restricted Stock/Stock Awards: The maximum aggregate grant of Shares with respect to Awards of Restricted Stock or Stock Awards granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(d)	Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards: The maximum aggregate grant with respect to Awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one Participant shall be equal to the value of five hundred thousand (500,000) Shares; and the maximum aggregate amount awarded with respect to Cash-Based Awards or Performance Units to any one Participant in any one fiscal year may not exceed ten million dollars ($10,000,000).

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4.2 Adjustments in Authorized Shares. Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make an appropriate adjustment in the number and class of Shares that may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

4.3 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards that are intended to comply with the requirements of the Performance-Based Exception, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Award’s satisfaction of the Performance-Based Exception.

Article 5.	Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3 Newly Eligible Employees. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any Employee who becomes eligible to participate in the Plan after the commencement of an award or incentive period.

5.4 Leaves of Absence. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and (b) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to any Section 409A Award, all leaves of absences and determinations of terminations of employment must be construed and interpreted consistent with the requirements of Section 409A and the definition of “separation from service” thereunder.

Article 6.	Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to

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time as shall be determined by the Committee. Notwithstanding the foregoing, Incentive Stock Options may only be granted to Employees of Gannett Co., Inc. or its Affiliates or Subsidiaries; provided that the Affiliate or Subsidiary is a type of entity whose employees can receive such options under Code Sections 422 and 424.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the per-share exercise price shall not be less than 100 percent of the Fair Market Value of the Shares on the date the Option is granted.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that the Option must expire on or before the date that is the tenth anniversary of the date of grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written, electronic or telephonic notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price.

Cashless exercises are permitted pursuant to Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

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6.8 Nontransferability of Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

6.9 Restriction on Cash Buyouts of Underwater Options. The Company may not purchase, cancel or buy out an underwater Option in exchange for cash without first obtaining Shareholder approval.

6.10 Service Requirement for Options that Vest Solely Based on Service. For Options granted on or after January 1, 2016, Options granted to Employees that vest solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Option is not continued or assumed (e.g., the Option is not equitably converted or substituted for an option of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on February 24, 2015.

Article 7.	Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall not be less than the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that the SAR must expire on or before the date that is the tenth anniversary of the date of grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

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7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)	The number of Shares with respect to which the SAR is exercised.

In the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

7.8 Restriction on Cash Buyouts of Underwater SARs. The Company may not purchase, cancel or buy out an underwater SAR in exchange for cash without first obtaining Shareholder approval.

7.9 Service Requirement for SARs that Vest Solely Based on Service. For SARs granted on or after January 1, 2016, SARs granted to Employees that vest solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the SAR is not continued or assumed (e.g., the SAR is not equitably converted or substituted for a stock appreciation right of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on February 24, 2015.

Article 8.	Restricted Stock/Stock Awards

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts, as the Committee shall determine.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3 Transferability. The Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock

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Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or such Participant’s legal representative.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5 Voting Rights. If the Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

8.7 Stock Award. The Committee may grant and award Shares to a Participant that are not subject to Periods of Restrictions and which may be subject to such conditions or provisions as the Committee determines.

8.8 Service Requirement for Restricted Stock that Vests Solely Based on Service. For Restricted Stock granted on or after January 1, 2016, Restricted Stock granted to Employees that vests and is paid solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Restricted Stock is not continued or assumed (e.g., the Restricted Stock is not equitably converted or substituted for restricted stock of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on February 24, 2015.

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Article 9.	Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards

9.1 Grant of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Restricted Stock Units, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Award Agreement. At the Committee’s discretion, each grant of Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

9.3 Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Restricted Stock Unit and Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. Generally, a Participant’s right to receive amounts under a Restricted Stock Unit award shall be based on the Participant’s satisfaction of a service requirement and such other terms and conditions that the Committee may specify. Generally, a Participant’s right to receive amounts under a Performance Unit, Performance Share or Cash-Based Award shall be based on the satisfaction of a performance requirement and such other terms and conditions that the Committee may specify. The Committee has full discretionary authority to establish performance goals and/or service requirements, and a performance goal may include a service requirement. For purposes of this Article 9, the time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

9.4 Earning of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan and the Award Agreement (if any), after the applicable Performance Period has ended, the holder of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payout on the number and value of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved. Unless otherwise determined by the Committee, notwithstanding any other provision of the Plan, payment of Cash-Based Awards shall only be made for those Participants who are Directors or in the employ of the Company at the end of the Performance Period or, if none has been specified, the end of the applicable award year.

9.5 Form and Timing of Payment of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and, if applicable, as evidenced in the related Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. No fractional shares will be issued. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

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Unless otherwise provided by the Committee, Participants holding Restricted Stock Units, Performance Units, or Performance Shares may be entitled to receive dividend units with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend units may be paid on Performance Units or Performance Shares that are not earned. Such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 hereof, as determined by the Committee.

9.6 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.

9.7 Service Requirement for Restricted Stock Units that Vest Solely Based on Service. For Restricted Stock Units granted on or after January 1, 2016, Restricted Stock Units granted to Employees that vest and are paid solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year: (i) in connection with terminations of employment due to death, disability, retirement or other circumstances that the Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Restricted Stock Unit is not continued or assumed (e.g., the Restricted Stock Unit is not equitably converted or substituted for a restricted stock unit of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries or Affiliates in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on February 24, 2015.

Article 10.	Performance Measures

Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

(a) Earnings per share (basic or diluted);

(b) Income before income taxes;

(c) Income from continuing operations;

(d) Net income or net income attributable to Gannett Co., Inc.;

(e) Operating income;

(f) Cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow;

(g) EBITDA, or net income attributable to Gannett Co., Inc., before interest, taxes, depreciation/amortization;

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(h) Return measures (including, but not limited to, return on assets, equity, capital or investment);

(i) Cash flow return on investments, which equals net cash flows divided by owner’s equity;

(j) Internal rate of return or increase in net present value;

(k) Dividend payments;

(l) Gross revenues;

(m) Gross margins;

(n) Operating measures such as trends in digital metrics, circulation, television ratings and advertising measures;

(o) Internal measures such as achieving a diverse workforce;

(p) Share price (including, but not limited to, growth measures and total shareholder return) and market value;

(q) Debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization); and

(r) Any of the above measures compared to peer or other companies.

Performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level. Additionally, performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

If specified at the time the performance goals are established, the Committee may adjust the performance measures to take into account the effects of any “Extraordinary Items.” “Extraordinary Items” means (1) items presented as such (or other comparable terms) on the Company’s audited financial statements, (2) unusual, special or nonrecurring charges, costs, credits or items of gain or loss (including, without limitation, an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee of the Board or a material litigation judgment or settlement), (3) changes in tax or accounting laws or rules, and/or (4) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the quarterly and/or annual audited financial statements and notes thereto or in the “management’s discussion and analysis” of the financial statements in a period report filed with the Securities and Exchange Commission under the Exchange Act. The Committee shall make such adjustments to the performance measurement criteria as shall be equitable and appropriate in order to make the criteria, as nearly as practicable, equivalent to the criteria immediately prior to such transaction or event.

Article 11.	Beneficiary Designation

The Committee may permit Participants under the Plan to name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during

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the Participant’s lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Committee), has died or cannot be found, all payments after death shall be paid to the Participant’s estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.

Article 12.	Deferrals

Subject to the requirements of Section 409A, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, payment of a Stock Award or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals provided that such rules must comply with the requirements of Section 409A.

Article 13.	Rights of Employees/Directors

13.1 Employment. Nothing in the Plan shall confer upon any Participant any right to continue in the Company’s employ, or as a Director, or interfere with or limit in any way the right of the Company to terminate any Participant’s employment or directorship at any time.

13.2 Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3 Rights as a Stockholder. Except as provided in Sections 8.5, 8.6 and 9.5, a Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.

Article 14.	Termination of Employment/Directorship

Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to such Participant’s outstanding Award(s) following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 15.	Change in Control

15.1 Treatment of Outstanding Awards Other than Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee specifies otherwise in the Award Agreement:

(a)	Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term; and

(b)	Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

(c)

The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period (s) as of the effective date of the Change in Control. The vesting of all such Awards denominated in Shares shall be

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accelerated as of the effective date of the Change in Control and, there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control, a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period that has elapsed prior to the Change in Control (such payment shall be in full satisfaction of the Award). Such Awards denominated in cash shall be paid pro rata to Participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period that has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals (such payment shall be in full satisfaction of the Award). Restricted Stock Units that are solely subject to service-based vesting requirements shall be fully vested as of the effective date of the Change in Control, and the full value of such an Award shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control. Notwithstanding the foregoing, this provision shall only apply to a Section 409A Award if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

15.2 Treatment of Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall provide otherwise in the Award Agreement or resolutions adopted by the Committee relating to such Award, the vesting of all outstanding Cash-Based Awards shall be accelerated as of the effective date of the Change in Control (and, in the case of performance-based Cash-Based Awards, based on an assumed achievement of all relevant target performance goals), and all Cash-Based Awards shall be paid pro rata to Participants in cash within thirty (30) days following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period that has elapsed prior to the Change in Control (such payment shall be in full satisfaction of the Award). Notwithstanding the foregoing, this provision shall only apply to a Section 409A Award if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

15.3 Limitation on Acceleration.

(a)	Intention of Section 15.3: The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. It is the object of this Section 15.3 to enable each Participant to retain in full the benefits of the Plan and to provide for the maximum after-tax income to each Participant. Accordingly, the Company will determine, before any payments are made on Awards governed by Section 15.1, which of two alternative forms of acceleration will maximize the Participant’s after-tax proceeds, and must notify the Participant in writing of its determination. The first alternative is the payment in full of all Awards governed by Section 15.1 and any other payments or benefits potentially subject to the excise tax under Section 4999. The second alternative is the payment of only a part of the Participant’s Awards (but taking into account any other payments or benefits potentially subject to the excise tax under Section 4999) so that the Participant receives the largest payment and benefits possible without causing an excise tax to be payable by the Participant under Section 4999 of the Code. This second alternative is referred to in this Section as “Limited Vesting”.

(b)

Limitation on Participant’s Rights: The Participant’s Awards shall be paid only to the extent permitted under the alternative determined by the Company to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater

17

payments on his or her Awards. For purposes of this determination, the Company shall take into account any rights or benefits the Participant has under another plan or agreement.

(c)	Determination to be Conclusive: The determination of whether Limited Vesting is required and the application of the rules in Section 15.4 shall initially be made by the Company in its sole discretion and any such determination shall be conclusive and binding on the Participant unless the Participant proves that it is clearly erroneous. In the latter event, such determination shall be made by the Company in its sole discretion.

(d)	Section 409A Awards: This Section 15.3 and Section 15.4 shall not apply to or affect a Section 409A Award, including without limitation the payment, vesting or timing of payment of a Section 409A Award.

15.4 Limitation on Payment. Notwithstanding Section 15.1, if Limited Vesting applies then the amount paid on exercise or payment of an Award shall not exceed the largest amount that can be paid without causing an excise tax to be payable by the Participant under Section 4999 of the Code. If payments are so limited, awards shall be deemed paid in the following order:

(a)	all Options or SARs that were accelerated pursuant to Section 15.1(a) shall be deemed paid first;

(b)	all awards of Performance Units, Performance Shares and performance-based Restricted Stock and Cash Awards shall then be deemed paid; and

(c)	finally, all awards of Restricted Stock and Restricted Stock Units that are not performance-based shall be deemed paid.

As among awards or portions of awards of the same type, those vesting at the most distant time in the future (absent a Change in Control) shall be deemed paid first.

15.5 Expenses. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 15.4, whether or not initiated by the Participant.

The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.6 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan and any rights or benefits provided to a Participant this Article 15 without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article 15 at any time and from time to time prior to the date of a Change in Control.

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Article 16.	Amendment, Modification, Termination and Tax Compliance.

16.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee or the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

16.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that no consent is required for any amendment the Committee deems necessary or appropriate to comply with applicable legal or tax requirements.

16.3 Shareholder Approval Required for Certain Amendments. Shareholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Option with an Option Price less than the Fair Market Value of the Shares on the date of grant; (b) reduces the Option Price of an outstanding Option, either by lowering the Option Price or by canceling an outstanding Option and granting a replacement Option with a lower exercise price; (c) permits the grant of any SAR with a grant price that is less than the Fair Market Value of the Shares on the date of grant; or (d) reduces the grant price of an outstanding SAR, either by lowering the grant price or by canceling an outstanding SAR and granting a replacement SAR with a lower exercise price.

16.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, if and to the extent the Committee so determines, Awards granted under this Plan to Employees who are or could reasonably become Covered Employees as determined by the Committee shall comply with the requirements of the Performance-Based Exception. Generally, this requires that the amount paid under such an Award be determined based on the attainment of written, objective performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Award. No amount will be paid for such performance period until such certification is made by the Committee. The amount actually paid to a given Participant may be less than (but not more than) the amount determined under the applicable performance formula, at the discretion of the Committee.

16.5 Compliance with Section 409A. It is intended that Awards under this Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A. The Plan shall be administered and interpreted in accordance with that intent. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•

Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or SAR under Section 4.2 shall be made in accordance with the requirements of Section 409A).

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

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•

For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•

With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under this Plan.

Article 17.	Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the Federal statutory minimum, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Participant may satisfy, totally or in part, his obligations pursuant to this Article by electing to have Shares withheld, to redeliver Shares acquired under an Award, or to deliver previously owned Shares, provided that the election is made in writing on or prior to (i) the date of exercise, in the case of Options and SAR’s (ii) the date of payment, in respect of Stock Awards, Restricted Stock Units, Performance Units, Performance Shares, or Cash-Based Awards, and (iii) the expiration of the Period of Restriction, in respect of Restricted Stock. Any election made under this Article shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

Article 18.	Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock and/or assets of the Company.

Article 19.	General Provisions

19.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

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19.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

19.5 Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

19.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.7 No Additional Rights. Neither the Award nor any benefits arising under this Plan shall constitute part of an employment contract between the Participant and the Company or any Subsidiary or Affiliate, and accordingly, subject to Section 16.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

19.8 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries will be covered by the Plan or relevant subplans;

(b)	Determine which Employees employed outside the United States are eligible to become Participants in the Plan;

(c)	Modify the terms and conditions of any Award granted to Participants who are employed outside the United States;

(d)	Establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary, advisable or convenient, or to the extent appropriate to provide maximum flexibility for the Participant’s financial planning. Any subplans and modifications to the Plan terms or procedures established under this Section 19.8 by the Committee shall be filed with the Plan document as Appendices; and

(e)	Take any action, before or after an Award is made, which the Committee deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals, as they may affect this Plan, any subplan, or any Participant.

19.9 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.10 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise

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refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in the Commonwealth of Virginia, County of Fairfax, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

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PRELIMINARY PROXY

CARD

SUBJECT TO

COMPLETION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

THE BOARD RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2, 3, 4 and 5 AND “AGAINST” PROPOSAL 6.

1.	ELECTION OF DIRECTORS: The Board’s Nominees are:

		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	1a. John E. Cody	☐	☐	☐	1f. Gracia C. Martore	☐	☐	☐

	1b. Howard D. Elias	☐	☐	☐	1g. Scott K. McCune	☐	☐	☐

	1c. Lidia Fonseca	☐	☐	☐	1h. Susan Ness	☐	☐	☐

	1d. John Jeffry Louis	☐	☐	☐	1i. Tony A. Prophet	☐	☐	☐

	1e. Marjorie Magner	☐	☐	☐	1j. Neal Shapiro	☐	☐	☐

2.	COMPANY PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.	☐	For	☐	Against	☐	Abstain

3.	COMPANY PROPOSAL TO APPROVE Amendment to Third Restated Certificate of Incorporation to impose certain ownership and transfer restrictions on the Company’s stock that are desirable to enhance the Company’s ability to remain compliant with FCC regulations.	☐	For	☐	Against	☐	Abstain

4.	COMPANY PROPOSAL TO APPROVE the performance measures in the Company’s 2010 Omnibus Incentive Compensation Plan.	☐	For	☐	Against	☐	Abstain

5.	COMPANY PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the compensation of the Company’s named executive officers.	☐	For	☐	Against	☐	Abstain

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

6.	SHAREHOLDER PROPOSAL regarding vesting of equity awards of senior executives upon a change of control, if properly presented before the Annual Meeting.	☐	For	☐	Against	☐	Abstain

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Date
Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

GANNETT CO., INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 29, 2015

10:00 a.m.

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107	proxy

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — April 29, 2015

The undersigned hereby appoints Gracia C. Martore and Todd A. Mayman, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 29, 2015 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5 and a vote AGAINST Proposal 6. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Voting Instructions For Gannett Co., Inc.’s

2015 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders of record on March 2, 2015 may vote their shares for matters to be covered at the Company’s 2015 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

  Vote By Phone — 1-866-883-3382

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on April 28, 2015. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

  Vote by the Internet — http://www.proxypush.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on April 28, 2015. Have your proxy card in hand. You will be provided with simple voting instructions.

  Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by April 28, 2015.

If you are a current or former employee of Gannett Co., Inc. and own shares of Gannett common stock through the Gannett Co., Inc. 401(k) Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on April 24, 2015 to allow time for the 401(k) plan administrator to vote on your behalf. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on April 24, 2015, the plan shares credited to your 401(k) account will be voted by the 401(k) plan administrator in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.